SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the Registrant:                        |X|
Filed by a Party other than the Registrant:     |_|

Check the appropriate box:

|X|   Preliminary Proxy Statement    |_| Confidential, For Use of the Commission
                                         Only (as permitted by Rule
                                         14a-6(e)(2))
|_|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Under Rule 14a-12


                            LILLY INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                      N/A

   (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No fee required.

|X| Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      Class A Common Stock, no par value, of Lilly Industries, Inc.
      Class B Common Stock, no par value, of Lilly Industries, Inc.
      --------------------------------------------------------------------------
(2)   Aggregate number of securities to which transaction applies:

      22,744,259 shares of Class A Common Stock and 491,831 shares of Class B Common Stock plus options to purchase 1,868,560 shares of Class A Common Stock, all as of July 24, 2000.
      --------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      $31.75 per share of Class A and Class B Common Stock $15.68 per share subject to outstanding options, which is $31.75 less the weighted average exercise price per share of outstanding options of $16.07.
      --------------------------------------------------------------------------
(4)   Proposed maximum aggregate value of transaction:

      $767,044,878.30
      --------------------------------------------------------------------------
(5)   Total fee paid:

      $153,409.00
      --------------------------------------------------------------------------
|_|   Fee paid previously with preliminary materials:
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Dated Filed:

                                PRELIMINARY COPY

                   SUBJECT TO COMPLETION, DATED JULY 25, 2000

                             [LILLY INDUSTRIES LOGO]

                              200 WEST 103RD STREET

                           INDIANAPOLIS, INDIANA 46290

                                    [ ], 2000

TO OUR SHAREHOLDERS:

     You are cordially invited to attend a special meeting of shareholders of
Lilly Industries,  Inc. to be held on [     ], 2000, at 10:00 a.m., local
time, at the Corporate Headquarters of Lilly Industries, 200 West 103rd Street, Indianapolis, Indiana.

     At the special meeting you will be asked to consider and vote upon a proposal to approve a merger between Lilly Industries and The Valspar Corporation. If the merger is completed, Lilly Industries will become a subsidiary of Valspar, and you will receive $31.75 in cash for each of your shares of Lilly Industries Class A and Class B common stock.

     Your Board of Directors has determined that the merger is fair to and in the best interests of Lilly Industries and its shareholders. ACCORDINGLY, YOUR BOARD HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     The accompanying notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

     Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of a majority of all of the outstanding shares of Lilly Industries Class A and Class B common stock, having equal voting rights, share for share, voting together as one class. Accordingly, failing to vote your shares will have the same effect as a vote against the merger. Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded.


                                        Douglas W. Huemme

                                        CHAIRMAN OF THE BOARD OF DIRECTORS
                                        AND CHIEF EXECUTIVE OFFICER

     This proxy statement is dated [ ], 2000, and is first being mailed to shareholders on or about [ ], 2000.

                             [LILLY INDUSTRIES LOGO]

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON [    ], 2000

To Our Shareholders:

     A special meeting of shareholders of Lilly Industries, Inc., an Indiana
corporation, will be held on [     ], 2000, at 10:00 a.m., local time, at the
Corporate Headquarters of Lilly Industries, 200 West 103rd Street, Indianapolis, Indiana, to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 23, 2000, among Lilly Industries, The Valspar Corporation and a wholly owned subsidiary of Valspar, pursuant to which the subsidiary will be merged into Lilly Industries and each share of Class A and Class B common stock of Lilly Industries outstanding immediately prior to the merger (other than shares held by Lilly Industries, Valspar or their respective subsidiaries, which will be canceled) will be converted into the right to receive $31.75 in cash, without interest.

     The Board of Directors has fixed [       ], 2000 as the record date for the
determination of shareholders entitled to notice of and to vote at the special meeting or any adjournment of the date of the special meeting to a date no later than 120 days after the date of the special meeting.

     Whether or not you expect to attend the special meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

                                  By Order of the Board of Directors,



                                  John C. Elbin

                                  CHIEF FINANCIAL OFFICER, VICE PRESIDENT
                                   & SECRETARY

Indianapolis, Indiana
[         ], 2000

                        SUMMARY TERM SHEET FOR THE MERGER

     THIS SUMMARY TERM SHEET FOR THE MERGER HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT REGARDING THE MERGER AND THE MERGER AGREEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU AS A LILLY INDUSTRIES SHAREHOLDER. ACCORDINGLY, WE ENCOURAGE YOU TO CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

THE PROPOSED TRANSACTION

o THE PROPOSAL (PAGE 2). You are being asked to consider and vote upon a proposal to approve the merger agreement that provides for Lilly Industries to be acquired by Valspar.

o WHAT YOU WILL RECEIVE (PAGE 22). Upon completion of the merger, you will be entitled to receive $31.75 in cash for each of your shares of Lilly Industries Class A and Class B common stock.

o THE ACQUIROR (PAGE 1). Valspar is a multinational paint and coatings manufacturing company headquartered in Minneapolis, Minnesota.

LILLY INDUSTRIES' RECOMMENDATION TO SHAREHOLDERS (PAGE 5)

     Your board of directors has determined by a unanimous vote that the merger is fair to and in the best interests of Lilly Industries and its shareholders and has approved and adopted the merger agreement and the merger. Your board recommends that shareholders vote FOR approval of the merger agreement at the special meeting.

OPINION OF WASSERSTEIN PERELLA (PAGE 7 AND APPENDIX B)

     On June 23, 2000, Wasserstein Perella & Co., Inc., our financial advisor, delivered its oral opinion, which it confirmed in a written opinion dated June 23, 2000, to the Lilly Industries board that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $31.75 per share in cash to be received by the holders of shares of Class A and Class B common stock of Lilly Industries was fair from a financial point of view to such holders.

     Wasserstein Perella provided its advisory services and its opinion for the information and assistance of the Lilly Industries board in connection with its consideration of the merger. Wasserstein Perella's opinion is not a recommendation as to how any Lilly Industries shareholder should vote at the special meeting. THE OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT, AND YOU ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

THE SPECIAL MEETING

o   DATE, TIME AND PLACE (PAGE 2). The special meeting will be held on [   ],
    2000, at 10:00 a.m., local time, at the Corporate Headquarters of Lilly Industries, 200 West 103rd Street, Indianapolis, Indiana.

o REQUIRED VOTE (PAGE 2). Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Lilly Industries Class A and Class B common stock, having equal voting rights, share for share, voting together as one class.

o WHO MAY VOTE (PAGE 2). You are entitled to vote at the special meeting if you owned shares of Lilly Industries Class A and Class B common stock at the
    close of business on [     ], 2000, the record date for the special meeting.
    [22,744,259] shares of Lilly Industries Class A common stock and [491,831] shares of Lilly Industries Class B common stock were outstanding as of the record date and entitled to be voted.

o PROCEDURE FOR VOTING (PAGE 2). You may vote in either of two ways:

    (1)     by completing and returning the enclosed proxy card, or

    (2)     by appearing at the special meeting.

    If you complete and return the enclosed proxy but wish to revoke it, you must either file with the Secretary of Lilly Industries a written, later-dated notice of revocation or send a later-dated proxy relating to the same shares to the
                                     -i-

    Secretary of Lilly Industries at or before the special meeting.

THE MERGER

o THE STRUCTURE (PAGE 22). Upon the terms and conditions of the merger agreement, a wholly owned subsidiary of Valspar will merge with and into Lilly Industries. Lilly Industries will remain in existence as a wholly owned subsidiary of Valspar. Lilly Industries shareholders will have no equity interest in Lilly Industries or Valspar after the merger.

o ACCOUNTING TREATMENT (PAGE 15). The merger will be treated as a "purchase" for accounting purposes.

o MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 14). The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount determined by the difference between the cash you receive and your tax basis in Lilly Industries Class A and Class B common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

o ANTITRUST MATTERS (PAGE 15). Under United States federal antitrust law, the merger may not be completed until Valspar and Lilly Industries have made filings with the United States Federal Trade Commission and the United States Department of Justice and the applicable waiting periods have expired or been terminated. On June 30, 2000, Valspar and Lilly Industries filed the requisite notification reports with the Federal Trade Commission and the Department of Justice, and the applicable waiting period will expire at 11:59 p.m. on July 30, 2000, unless earlier terminated or extended by a request for additional information or documentary materials.

o DISSENTERS' RIGHTS (PAGE 18 AND APPENDIX C). Under Indiana law, Lilly Industries' Class A shareholders do not have dissenters' rights in the merger, but holders of shares of Lilly Industries Class B common stock are entitled to dissenters' rights in the merger.

o   MERGER  FINANCING  (PAGE 16). While the merger  agreement does not provide for a financing condition, it is expected that Valspar will need approximately $1.3 billion in order to complete the merger. Valspar has received a commitment from Chase Securities Inc., Bank of America, N.A., Wachovia Bank, N.A. and Citicorp USA, Inc. to provide a $1.5 billion revolving senior credit facility to finance completion of the merger and refinance Valspar's existing bank debt. The facility would consist of a $1.0 billion revolving credit facility with a five year maturity and a $500 million revolving credit facility with a 364 day maturity.

THE MERGER AGREEMENT (PAGE 22 AND APPENDIX A)

o CLOSING OF THE MERGER (PAGE 29). Before we can complete the merger, a number of conditions must be satisfied. These include:

    --approval of the merger agreement by the requisite vote of Lilly Industries shareholders;

    --expiration or early termination of applicable time periods under United States federal antitrust laws;

    --receipt of required governmental approvals and absence of any legal prohibitions against the merger, except in each case as would not have a material adverse effect on Valspar (giving effect to the merger) or result in a significant criminal violation;

    --each party's compliance with its representations and agreements under the merger agreement except as would not reasonably be expected to have a material adverse effect on that party;

    --since the date of the merger agreement, no occurrence of a material adverse effect on Lilly Industries other than as contemplated by the merger agreement; and

    --receipt of third-party approvals except as would not reasonably be expected to have a material adverse effect on Lilly Industries.

   We expect to merge as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

o TERMINATION OF THE MERGER AGREEMENT (PAGE 30). Lilly Industries and Valspar may agree in writing to terminate the merger agreement at any time without completing the merger, even after Lilly Industries shareholders have approved it. The merger agreement may also be terminated at any time prior to the effective time of the merger:

     (1) by either party if the merger is not completed by June 30, 2001, provided that the party seeking to terminate under this provision did not cause the inability to complete the merger by that date;

     (2) by either party if any court or governmental agency issues a final and nonappealable order preventing the merger;

     (3) by either party if the other party to the merger agreement breaches its representations or agreements and such breach is uncurable and would reasonably be expected to have a material adverse effect on the relevant party;

     (4) by Lilly Industries after giving Valspar at least four business days' prior written notice of its intent to terminate the merger agreement, negotiating possible adjustments to the merger agreement during that period if reasonably requested by Valspar and paying a termination fee of $25 million, if the Lilly Industries board:

          -- receives what it determines in good faith to be a more favorable acquisition proposal that is reasonably likely to be completed; and

          -- determines in good faith that by failing to terminate the merger agreement it would likely violate its fiduciary duties.

     (5) by Valspar if the Lilly Industries board fails to recommend or adversely changes in any material respect its recommendation of the merger agreement; and

     (6) by either party if Lilly Industries shareholders fail to approve the merger agreement at the special meeting.

o TERMINATION FEE IF MERGER IS NOT COMPLETED (PAGE 31). We must pay Valspar a termination fee of $25 million if:

     --   the merger  agreement is terminated  for the reasons  stated in clause
          (4) of "--Termination of the Merger Agreement" above;

     --   the merger  agreement is terminated  for the reasons  stated in clause
          (5) of "--Termination of the Merger Agreement" above; or

     --   all of the following three events occur:


          o a third party proposes to acquire Lilly Industries prior to the special meeting,

          o the merger agreement is terminated for the reasons stated in clause (6) of "--Termination of the Merger Agreement" above, and

          o    within  12  months   following  the  termination  of  the  merger
               agreement,   Lilly  Industries  enters  into  a  binding  written
               agreement with respect to that third-party proposal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 16)

     When the Lilly Industries board considered the merger and the merger agreement, the Lilly Industries board was aware that certain of the officers and directors of Lilly Industries have interests and arrangements that may be different from, or in addition to, your interests as Lilly Industries shareholders. All vested and unvested Lilly Industries stock options, including those held by directors and officers, will be cancelled in exchange for a cash payment in the merger. Pursuant to change of control agreements previously approved by the Lilly Industries board, Lilly Industries' executives will receive lump-sum cash payments and other benefits if their employment is terminated under certain circumstances following the merger. In addition, Lilly Industries' executive retirement plan provides for a minimum benefit to vest upon completion of the merger. Under the merger agreement, Valspar and Lilly Industries will indemnify and provide insurance for directors and officers of Lilly Industries, among others.

                                TABLE OF CONTENTS

                                                                           PAGE

The Companies................................................................1
   Lilly Industries, Inc.....................................................1
   The Valspar Corporation...................................................1
   Merger Subsidiary.........................................................1
The Special Meeting..........................................................2
   General...................................................................2
   Record Date and Voting....................................................2
   Required Vote.............................................................2
   Proxies; Revocation.......................................................3
   Adjournments..............................................................3
The Merger...................................................................4
   Background of the Merger..................................................4
   Lilly Industries' Reasons for the Merger; Recommendation of the Lilly
     Industries Board  ......................................................5
   Opinion of Wasserstein Perella............................................7
   Material Federal Income Tax Consequences.................................14
   Governmental and Regulatory Approvals....................................15
   Accounting Treatment.....................................................15
   Merger Financing.........................................................16
   Interests of Certain Persons in the Merger...............................16
   Amendment to Lilly Industries Rights Agreement...........................18
   Dissenters' Rights.......................................................18
The Merger Agreement........................................................22
   Structure and Effective Time.............................................22
   Merger Consideration.....................................................22
   Payment Procedures.......................................................22
   Treatment of Lilly Industries Stock Options..............................22
   Directors and Officers...................................................23
   Representations and Warranties...........................................23
   Covenants; Conduct of the Business of Lilly Industries Prior to
     the Merger.............................................................24
   No Solicitation of Acquisition Transactions..............................26
   Employee Benefits........................................................27
   Agreement to Cooperate...................................................27
   Indemnification and Insurance............................................28
   The Lilly Industries Board Recommendation................................29
   Conditions to the Merger.................................................29
   Important Definitions....................................................30
   Termination..............................................................30
   Termination Fee..........................................................31
   Expenses.................................................................32
   Amendment................................................................32
Security Ownership of Management............................................33
Market Price of Lilly Industries Class A Common Stock and
 Dividend Information ......................................................35
Forward-Looking Statements..................................................36
Future Shareholder Proposals................................................36
Where You Can Find More Information.........................................36
Incorporation of Certain Documents by Reference.............................37


APPENDICES

Appendix A - Agreement and Plan of Merger..................................A-1
Appendix B - Opinion of Wasserstein Perella & Co., Inc.....................B-1
Appendix C - Chapter 44 of the Indiana Business Corporation Law............C-1

                                  THE COMPANIES

LILLY INDUSTRIES, INC.

     We believe we are a leader in the industrial coatings and specialty chemicals industry, one of the five largest industrial coatings and specialty chemicals manufacturers in North America, and one of the 15 largest in the world based on net sales of $656.2 million in fiscal 1999. We formulate, manufacture and market industrial coatings and specialty chemicals to original equipment manufacturers, enhancing the appearance of and providing durability to products such as home and office furniture, cabinets, appliances, building products, transportation, agricultural and construction equipment, mirrors and a variety of metal and fiberglass reinforced surfaces. A significant amount of our sales are derived from industrial coatings and specialty chemicals developed in cooperation with our customers to meet their specific product requirements, resulting in a number of primary supplier relationships with those customers.

     We have only one reportable operating segment, and employ approximately 2,400 people. We have plants or sales offices in the United States, Australia, Canada, China, Germany, Ireland, Malaysia, Mexico, Singapore, Taiwan and the United Kingdom.

     We were founded in 1865 and incorporated under the laws of the State of Indiana on December 5, 1888. Our executive offices are located at 200 West 103rd Street, Indianapolis, Indiana 46290; telephone: (317) 814-8700.

THE VALSPAR CORPORATION

     The Valspar Corporation is a multinational paint and coatings manufacturer with two reportable segments: Coatings and Coating Intermediates.

     Within the Coatings segment, Valspar has various product lines. The Architectural, Automotive and Specialty product line includes interior and exterior decorative paints and aerosols, automotive and fleet refinish coatings and floor coatings. The decorative paints and aerosols are sold primarily to the do-it-yourself market in the United States. The Packaging product line includes coating and inks for rigid packaging containers, principally food containers and beverage cans. The Industrial product line includes decorative and protective coatings for metal, wood and plastic substrates. These products are sold primarily to original equipment manufacturers for the coating of automotive parts, building products, railcars, agricultural equipment, construction equipment and metal fabrication products.

    Valspar's Coatings Intermediates are primarily resins and colorants. Valspar manufactures and sells these resins and colorants to support its own Architectural, Automotive and Specialty product line, Industrial product line and Packaging product line. Valspar also sells resins and colorants to external customers, such as other coatings manufacturers and building products manufacturers.

    Valspar is a Delaware corporation that was incorporated on December 3, 1934. Valspar's executive offices are located at 1101 Third Street South, Minneapolis, Minnesota 55415; telephone: (612) 332-7371.

MERGER SUBSIDIARY

    Val Acquisition Corp. ("Merger Sub") is an Indiana corporation formed by Valspar in 2000 solely for the purpose of obtaining financing for the merger and merging into Lilly Industries. Merger Sub is a wholly owned subsidiary of Valspar. The mailing address of Merger Sub's principal executive offices is c/o The Valspar Corporation, 1101 Third Street South, Minneapolis, Minnesota 55415; telephone: (612) 332-7371.

                               THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to Lilly Industries shareholders as part of the solicitation of proxies by the Lilly Industries board for use at a special meeting to be held on [ ], 2000, starting at 10:00 a.m., local time, at the Corporate Headquarters of Lilly Industries, 200 West 103rd Street, Indianapolis, Indiana. The purpose of the special meeting is for the Lilly Industries Class A and Class B shareholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 23, 2000, among Lilly Industries, Valspar and Merger Sub, which provides for the merger of Merger Sub with and into Lilly Industries. A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to Lilly Industries shareholders on or about [ ], 2000.

RECORD DATE AND VOTING

     The holders of record of Lilly Industries Class A and Class B common stock
as of the close of business on the record date, which [is/was       ], 2000, are
entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [22,744,259] shares of Lilly Industries Class A common stock and [491,831] shares of and Lilly Industries Class B common stock outstanding.

     The holders of a majority of the outstanding shares of Lilly Industries Class A and Class B common stock, grouped together as one class, on [ ], 2000, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Lilly Industries Class A and Class B common stock held in treasury by Lilly Industries or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when, under the rules of the New York Stock Exchange, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

REQUIRED VOTE

     Each share of Lilly Industries Class A and Class B common stock outstanding on [ ], 2000 is entitled to vote at the special meeting. Under Lilly Industries' articles of incorporation, shares of Lilly Industries Class A and Class B common stock have equal voting power, vote for vote, and vote as one class, in the event of a vote on a transaction such as the merger with Valspar. Approval of the merger therefore requires the affirmative vote of a majority of the outstanding shares of Lilly Industries Class A and Class B common stock, having equal voting power, share for share, voting as one class. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against the merger. In addition, although treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, abstentions and properly executed broker non-votes will have the same effect as votes against approval of the merger. You may vote your shares in either of two ways:

     (1) by completing and returning the enclosed proxy card, or

     (2) by appearing and voting in person at the special meeting.

     As of the record date, the directors and executive officers of Lilly
Industries owned, in the aggregate, [    ] outstanding shares of Lilly
Industries Class A common stock and [    ] outstanding shares of Class B
common stock, or collectively approximately [ ]% of the outstanding shares of Lilly Industries Class A and Class B common stock on that date.

PROXIES; REVOCATION

     If you vote your shares of Lilly Industries Class A and Class B common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Lilly Industries Class A and Class B common stock will be voted FOR the approval of the merger agreement.

     You may revoke your proxy at any time before the proxy is voted at the special meeting. You may revoke your proxy prior to the vote at the special meeting in either of two ways:

     (1) by submitting a written revocation dated after the date of the proxy that is being revoked to the Secretary of Lilly Industries at 200 West 103rd Street, Indianapolis, Indiana 46290, or

     (2) by submitting a new proxy dated after the date of the proxy that is being revoked.

     Lilly Industries and Valspar will share the costs associated with printing and filing this proxy statement. Lilly Industries will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of Lilly Industries may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Lilly Industries also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Morrow & Co. has been retained by Lilly Industries to assist it in the solicitation of proxies, using the means referred to above, and will receive fees of up to $[ ], plus reimbursement of out-of-pocket expenses.

ADJOURNMENTS

     Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies to a date not later than 120 days after the date of the special meeting. If the special meeting is adjourned for the purpose of soliciting additional proxies, Lilly Industries shareholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Lilly Industries is a leader in the industrial coatings and specialty chemicals industry, one of the five largest industrial coatings and specialty chemicals manufacturers in North America, and one of the 15 largest in the world based on net sales of $656.2 million in fiscal 1999. Since 1993, Lilly Industries has grown sales at a compound annual rate of 15%, primarily through internal investment and selective acquisitions that have bolstered the company's core product lines. International sales have contributed substantially to Lilly Industries' growth during this period, accounting for 27% of total sales in fiscal 1999, compared with 24% of total sales in fiscal 1998.

     Despite Lilly Industries' strong performance, management had become increasingly concerned in 1999 and early 2000 that consolidation in the industrial coatings industry has led to increased competition, and management felt that this might begin to erode Lilly Industries' competitiveness going forward. In particular, management was concerned that Lilly Industries would not be large enough to win and finance the type of acquisitions that would be necessary to maintain the company's cost effectiveness in this competitive environment, given the increased scale and efficiency of competitors and the rising price of acquisitions. In addition, while the price of acquisitions in the industry had increased significantly, Lilly Industries' stock price had grown at a compound annual rate of only 5% from the beginning of fiscal 1993 until the end of fiscal 1999, despite the company's strong growth performance. This led management to conclude that the Lilly Industries board should consider a review of strategic alternatives in order to ensure that it was following a course that would best serve the interests of its shareholders.

     At a board meeting on February 23, 2000, Lilly Industries management discussed with the Lilly Industries board the company's historical growth, the current and expected operating environment and recent transactions in the industrial coatings industry and asked the Lilly Industries board to consider if it wanted to examine in the future whether the exploration of strategic alternatives was desirable and to engage an investment banker to assist in that effort, including advising on strategies to increase shareholder value in this environment. Counsel reviewed with the Lilly Industries board the board's fiduciary duties with respect to the matters discussed, including the board's duties if it should determine to undertake the exploration of strategic alternatives including a sale of the company. The Lilly Industries board determined that an investment banker should be retained for this purpose. In this regard, thereafter, Wasserstein Perella & Co. was asked to familiarize itself with Lilly Industries and its operations, and to analyze Lilly Industries' strategic alternatives.

     On April 4, 2000, the Lilly Industries board heard a presentation from management regarding, among other things, Lilly Industries' recent operating and financial performance. In addition, representatives of Wasserstein Perella reviewed some of the strategic alternatives that were available to Lilly Industries, including maintaining the status quo as an independent company pursuing the company's business plan, pursuing acquisitions, modifying Lilly Industries' capital stock to eliminate the Class B shares, entering into a leveraged recapitalization or conducting an auction process toward a sale or merger transaction. After extensive discussion, the Lilly Industries board determined to pursue an auction process that would lead to bids for an acquisition of Lilly Industries.

     Based on analysis of strategic fit and potential ability and willingness to pay a premium price for Lilly Industries, the board authorized Wasserstein Perella to invite a select group of companies into the process, which group the board, based on the advice of Lilly Industries' management and Wasserstein Perella, believed to be the most likely appropriate buyers of Lilly Industries. Each of the invited companies was then contacted, expressed interest and entered into a customary confidentiality agreement containing customary standstill provisions. After entering into the confidentiality agreements, each company was invited to conduct extensive due diligence with respect to Lilly Industries at a management presentation and data room assembled for such purpose. As part of this presentation, management provided each of these companies with certain confidential information relating to the company's expected prospects and discussed with each of the interested parties the extent to which, in areas of operations, in management's view cost savings might be achievable. Each of the interested parties was also given the opportunity to conduct follow-up due diligence with representatives of Lilly Industries and its advisors.

     After the management presentations and data room visits were completed, one of the interested parties advised Lilly Industries that it did not expect that it would be able to make a competitive proposal, and, therefore, did not plan to submit a final bid. The other interested parties were provided with a draft of a merger agreement prepared by Wachtell, Lipton, Rosen & Katz and Barnes and Thornburg, Lilly Industries' counsel, that Lilly Industries would be prepared to enter into with the successful bidder if a decision to accept a bid and sell the company were taken. In mid June 2000, these parties were also provided with an update with respect to Lilly Industries' actual performance for the second quarter of 2000 and an updated outlook for the remainder of 2000 (namely that management expected 2000 earnings to be generally in line with market analysts' expectations).

     On Tuesday, June 20, 2000, the date on which proposals for the acquisition of Lilly Industries were requested, the company received written proposals for the sale of Lilly Industries (including an offer from Valspar to acquire Lilly Industries for $31.50 per share in either an all-cash transaction or a mixed cash-and-stock merger with no more than one-half of the merger consideration in cash and the remainder in Valspar stock) as well as an oral indication of a price range that might be offered from one party.

     On Wednesday, June 21, 2000, the Lilly Industries board met and was advised as to the proposals received as well as management's and Wasserstein Perella's views with respect to the process going forward. The Lilly Industries board was also advised by counsel as to certain legal aspects of a proposed transaction, including the most prominent issues that had been raised on the form of merger agreement. The Lilly Industries board determined that the auction process should be continued to try to secure the highest price and until the material terms of the merger agreement had been agreed. The Lilly Industries board further determined that, in the case of Valspar, a cash transaction was preferred to a stock transaction, assuming equal values as of signing, due to the risks associated with the volatility of Valspar's share price, the possibility of requiring a Valspar shareholder vote to approve the issuance of Valspar stock in a stock transaction and the potential timeframe that might be required to close the transaction.

     The parties that had submitted written proposals were advised shortly thereafter that negotiations on the agreement could begin. Those parties were told that they should contact Lilly Industries' counsel to start the process of negotiating the merger agreement and that they would be given one final opportunity to improve their financial proposal. Negotiations with Valspar's counsel concerning the agreement began on the evening of Wednesday, June 21, 2000, and were maintained continuously until all material terms of the agreement were resolved on Friday, June 23, 2000. With respect to financial terms, in discussions between the respective chief executive officers of Lilly Industries and Valspar on June 23, 2000, Valspar offered to increase the price to be paid in its proposal to $31.75 per Lilly Industries share. No other interested party was offering a price as high as that offered by Valspar.

     On Friday, June 23, 2000, the Lilly Industries board met again. Lilly Industries' management reviewed for the Lilly Industries board developments in the competitive process since the Wednesday, June 21, 2000, meeting of the Lilly Industries board as well as the status of discussions with Valspar. Lilly Industries' counsel reviewed the terms of the agreement that had been reached with Valspar and again reviewed the fiduciary duties of the Lilly Industries board in the matters under consideration. Wasserstein Perella rendered its oral opinion, confirmed by a subsequent written opinion, that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the $31.75 cash per share consideration was fair from a financial point of view to holders of shares of Class A and Class B common stock of Lilly Industries. The Lilly Industries board was also reminded of the matters related to the transaction in which the members of the Lilly Industries board and Lilly Industries management had an interest which could be said to be different from or in addition to the interests of Lilly Industries shareholders in general. See "-- Interests of Certain Persons in the Merger." After discussion and consideration, the Lilly Industries board voted unanimously to approve the merger and the merger agreement and all related matters and to recommend to Lilly Industries shareholders that they vote to approve and adopt the merger and the merger agreement. On June 23, 2000, the Valspar board approved the merger and the merger agreement.

LILLY INDUSTRIES' REASONS FOR THE MERGER; RECOMMENDATION OF THE LILLY INDUSTRIES BOARD

     At a special board meeting on June 23, 2000, the Lilly Industries board determined that the merger is fair to and in the best interests of Lilly Industries and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated by that agreement. ACCORDINGLY, THE LILLY INDUSTRIES BOARD RECOMMENDS THAT LILLY INDUSTRIES SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by that agreement, and to recommend that Lilly Industries shareholders vote to approve the merger agreement, the Lilly Industries board considered the following material factors:

     o the Lilly Industries board's familiarity with, and presentations by Lilly Industries' management and its financial advisors regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Lilly Industries (as well as the risks involved in achieving those prospects), and the current environment for the coatings and specialty chemical industry in which Lilly Industries competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

     o the current and historical market prices of Lilly Industries Class A common stock relative to those of other industry participants and general market indices;

     o the fact that the $31.75 per share price represents a 133.0% premium over the closing price of Lilly Industries Class A common stock on the last trading day prior to the June 23, 2000 board meeting and a 128.8% premium over the closing price per share of Lilly Industries Class A common stock on the 30th calendar day preceding the date of that board meeting;

     o the fact that the merger consideration is all cash, which provides certainty of value to Lilly Industries' shareholders;

     o the extensive sale process conducted by management and the financial advisor involving multiple potentially interested parties;

     o the presentations by Wasserstein Perella on June 21 and June 23, 2000 and its oral opinion of June 23, 2000, which was confirmed in a written opinion dated June 23, 2000, that, as of the date of such opinion, and based on and subject to the matters set forth in that opinion, the $31.75 per share in cash to be received by holders of Lilly Industries Class A and Class B common stock pursuant to the merger agreement was fair from a financial point of view to such holders (see "--Opinion of Wasserstein Perella");

     o the terms of the merger agreement that provide that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement--No Solicitation of Acquisition Transactions," "--Termination," and "--Termination Fee", Lilly Industries can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Lilly Industries and can terminate the merger agreement for a superior proposal (see "The Merger Agreement"); and

     o the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on Valspar's ability to obtain financing.

     The Lilly Industries board also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:

     o the fact that an all-cash transaction would be taxable to Lilly Industries shareholders for United States federal income tax purposes; and

     o the possibility that, notwithstanding the provisions of the merger agreement allowing Lilly Industries, under certain circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement in connection with a superior proposal for a business combination or acquisition of Lilly Industries, the termination fee payable upon such termination might discourage other parties that might have an interest in a business combination with, or an acquisition of, Lilly Industries (see "The Merger Agreement").

     In addition, the directors of Lilly Industries were aware of the interests of executive officers and directors of Lilly Industries described under "--Interests of Certain Persons in the Merger."

     The foregoing discussion addresses the material information and factors considered by the Lilly Industries board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Lilly Industries board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Lilly Industries board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors as a whole. In addition, individual members of the Lilly Industries board may have given different weights to different factors.

OPINION OF WASSERSTEIN PERELLA

     In connection with the merger, the Lilly Industries board retained Wasserstein Perella to give its opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of Class A and Class B common stock of Lilly Industries.

     On June 23, 2000, Wasserstein Perella orally delivered its opinion to the Lilly Industries board, which it later confirmed in a written opinion, dated June 23, 2000, to the effect that, as of the date of such opinion and based on and subject to the matters stated in the opinion, the $31.75 per share cash consideration to be received by the holders of shares of Class A and Class B common stock of Lilly Industries in the merger is fair, from a financial point of view, to such holders. Wasserstein Perella also presented to the Lilly Industries board the analyses described below.

     A COPY OF WASSERSTEIN PERELLA'S WRITTEN OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. HOLDERS OF SHARES OF CLASS A AND CLASS B COMMON STOCK OF LILLY INDUSTRIES ARE URGED TO READ THE WASSERSTEIN PERELLA OPINION IN ITS ENTIRETY FOR INFORMATION ABOUT THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY WASSERSTEIN PERELLA IN RENDERING ITS OPINION. REFERENCES TO WASSERSTEIN PERELLA'S OPINION IN THIS PROXY STATEMENT AND THE SUMMARY OF WASSERSTEIN PERELLA'S OPINION IN THIS SECTION OF THE PROXY STATEMENT ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF WASSERSTEIN PERELLA'S OPINION, WHICH IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE. WASSERSTEIN PERELLA'S OPINION ONLY ADDRESSES THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF CLASS A AND CLASS B COMMON STOCK OF LILLY INDUSTRIES AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO HOLDERS OF SHARES OF CLASS A AND CLASS B COMMON STOCK OF LILLY INDUSTRIES TO VOTE IN FAVOR OF THE MERGER AND THE HOLDERS SHOULD NOT RELY UPON IT AS A RECOMMENDATION.

     In arriving at its opinion, Wasserstein Perella reviewed, among other things,

     o a draft of the merger agreement dated June 23, 2000, and for purposes of its opinion Wasserstein Perella assumed that the final form of the merger agreement did not differ in any material respect from the draft provided to Wasserstein Perella;

     o publicly available business and financial information relating to Lilly Industries which Wasserstein Perella deemed to be relevant;

     o internal non-public financial and operating information, including certain management projections provided to Wasserstein Perella for the purposes of its analysis;

     o financial and stock market data relating to Lilly Industries, and compared this data with similar data for other companies, the securities of which are publicly traded, that Wasserstein Perella deemed to be relevant; and

     o the financial terms of the merger, and compared its terms with the financial terms of other transactions in the coatings industry specifically, and in other industries generally, which Wasserstein Perella deemed to be relevant to its inquiry.

     In addition, Wasserstein Perella took into account that the terms of the merger, including the $31.75 per share price, were determined through arm's length negotiations between Lilly Industries and Valspar.

     Wasserstein Perella had discussions with the management of Lilly Industries and its representatives about Lilly Industries' business, operations, assets, financial condition and future prospects. Wasserstein Perella also performed such financial studies, analyses and investigations and reviewed other information as it considered appropriate for purposes of arriving at and preparing its opinion.

     In conducting its review and analysis and arriving at its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all financial and other information that was provided to or discussed with it or was publicly available, and did not assume any responsibility for independently verifying this information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial information and projections, including estimates of cost savings and other operating efficiencies expected to result from the consummation of the merger provided to them and assumed that all financial information and projections provided by Lilly Industries were prepared in good faith and on bases reflecting the best currently available judgments and estimates of Lilly Industries' management. Wasserstein Perella did not express any opinion with respect to that financial information and projections or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of Lilly Industries, except as described above, or assume any responsibility for conducting a physical inspection of the properties or facilities of Lilly Industries, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Lilly Industries, and Wasserstein Perella was not provided with any such independent valuation or appraisal. Wasserstein Perella also assumed that obtaining all regulatory and other approvals and third party consents required for the consummation of the merger will not have an adverse impact on Lilly Industries or on the anticipated benefits of the merger, and the transactions described in the merger agreement would be consummated on the terms set forth in the merger agreement, without material waiver or modification.

     Wasserstein Perella's opinion necessarily was based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella on the date of its opinion.

SUMMARY AND ANALYSIS OF THE MERGER

     During Lilly Industries' June 23, 2000 board meeting, Wasserstein Perella reviewed financial, industry and market information about Lilly Industries, and the procedures used in arriving at, and the analyses underlying, Wasserstein Perella's opinion. The following summary describes the material analyses performed by Wasserstein Perella relating to its opinion and presented to the Lilly Industries board. Some of the summaries of financial analyses include information presented in a tabular format. The tables must be read together with the accompanying text. The preparation of a fairness opinion is a complex process that is not purely mathematical and is not necessarily susceptible to partial analyses or summary description. Holders of shares of Class A and Class B common stock of Lilly Industries are encouraged to review Wasserstein Perella's entire opinion, which is attached to this proxy statement as Appendix B.

STOCK PRICE HISTORY

     Wasserstein Perella reviewed the stock price history of shares of Class A common stock of Lilly Industries, including the following. Shares of the Class A common stock of Lilly Industries started trading on the NYSE on June 30, 1995 at a closing price of $11.75 per share on that date. Between June 30, 1995 and June 21, 2000, the low and the high month-end closing trading price of each share of Class A common stock of Lilly Industries was $10.88 on April 30, 2000 and $22.31 on July 31, 1997, respectively. On June 22, 2000, prior to the announcement of the merger, the closing price for each share of Class A common stock of Lilly Industries was $13.63. The $31.75 per share cash consideration to be received by the holders of shares of Class A and Class B common stock of Lilly Industries represented a 133.0% premium over the closing price of each share of Class A common stock of Lilly Industries on June 22, 2000, an implied enterprise value of $974 million and an implied equity value of $767 million.

COMPARABLE COMPANY ANALYSIS

     Using publicly available information, Wasserstein Perella compared selected financial data of Lilly Industries with similar data of comparable companies, the securities of which are publicly traded and which are engaged in the businesses that Wasserstein Perella believed to be comparable in various respects to those of Lilly Industries. This analysis demonstrates how the value of Valspar's offer for Lilly Industries compares to the value ranges implied for Lilly Industries by applying the trading multiples of other comparable publicly-traded companies to the management projections for Lilly Industries and adjusting the results for a control premium. These companies were BASF AG, Benjamin Moore & Co., Ferro Corp., Imperial Chemical Industries plc, PPG Industries Inc., RPM Inc., Sherwin-Williams Co. and Valspar. Wasserstein Perella calculated the following market trading multiples and percentages for each of these companies based on actual data for 1998 and 1999, and estimates for 2000 (based upon analysts' estimates):

     (1) enterprise value (defined as market value plus net debt plus minority interests) as a multiple of (a) sales, (b) earnings before interest, taxes, depreciation and amortization ("EBITDA") and (c) earnings before interest and taxes ("EBIT"),

     (2) market value (defined as fully diluted shares outstanding multiplied by the closing share price on June 22, 2000) as a multiple of net income and the latest available book value, and

     (3)  dividend yield.

     Based on these calculations, Wasserstein Perella noted that the ranges of market trading multiples and percentages for these comparable companies and the market trading multiples and percentages for Lilly Industries were:

                                      1998

--------------------------------------------------------------------------------
|             |                                      |    MARKET    | DIVIDEND |
|             |  ENTERPRISE VALUE AS A MULTIPLE OF   |  VALUE/NET   |  YIELD   |
|             | 1998 SALES  1998 EBITDA   1998 EBIT  |  INCOME 1998 |  1998    |
|-------------------------------------------------------------------------------
|MEAN         |   1.0x         6.9x         9.4x     |    14.0x     |    3.5%  |
|MEDIAN       |   0.9x         6.5x         9.0x     |    12.5x     |    3.1%  |
|HIGH         |   1.7x        12.0x        14.9x     |    21.9x     |    7.9%  |
|LOW          |   0.8x         4.9x         5.5x     |     9.4x     |    1.1%  |
|SAMPLE SIZE  |     8            8            8      |       8      |      8   |
|             |                                      |              |          |
|------------------------------------------------------------------------------|
|LILLY        |   0.8x         5.7x         7.3x     |   10.0x      |    2.3%  |
|INDUSTRIES(1)|                                      |              |          |
--------------------------------------------------------------------------------
(1) Based on the closing share price of Class A common stock of Lilly Industries of $13.63 on June 22, 2000.

                                    1999
--------------------------------------------------------------------------------
|              |     ENTERPRISE VALUE AS A MULTIPLE OF       | MARKET VALUE/NET|
|              |1999 SALES      1999 EBITDA      1999 EBIT   |   INCOME 1999   |
|-------------------------------------------------------------------------------
|MEAN          |    1.0x            6.4x            8.8x     |        13.2x    |
|MEDIAN        |    0.9x            6.5x            9.1x     |        12.6x    |
|HIGH          |    1.4x            9.5x           11.9x     |        19.7x    |
|LOW           |    0.7x            3.8x            4.2x     |         8.3x    |
|SAMPLE SIZE   |      8               8               8      |           8     |
--------------------------------------------------------------------------------
|LILLY         |    0.8x            5.6x            7.2x     |         9.5x    |
|INDUSTRIES(1) |                                             |                 |
--------------------------------------------------------------------------------

(1) Based on the closing share price of Class A common stock of Lilly Industries of $13.63 on June 22, 2000.


                                    2000E (1)
--------------------------------------------------------------------------------
|             |                                     |   MARKET   |    MARKET   |
|             | ENTERPRISE VALUE AS A MULTIPLE OF   | VALUE/BOOK |   VALUE/NET |
|             |2000E SALES  2000E EBITDA  2000E EBIT|  VALUE (2) | INCOME 2000E|
|-------------------------------------------------------------------------------
|   MEAN      |  0.9x        6.2x           8.5x    |    2.3x    |      11.9x  |
|   ----      |                                     |            |             |
|MEDIAN       |  0.9x        5.9x           7.5x    |    2.2x    |      10.7x  |
|HIGH         |  1.2x        8.7x          11.2x    |    3.9x    |      17.2x  |
|LOW          |  0.7x        4.0x           6.9x    |    1.4x    |       9.9x  |
|SAMPLE SIZE  |    7           7              7     |      7     |         7   |
|             |                                     |            |             |
--------------------------------------------------------------------------------
|LILLY        |   0.8x        5.4x          7.1x    |     1.6x   |      9.4x   |
|INDUSTRIES(3)|                                     |            |             |
--------------------------------------------------------------------------------
(1) The source of Lilly Industries' projections: Lilly Industries' management projections. The source of all other projections: Analyst Reports and First Call.

(2) Based on the latest available book value, which was as of May 31, 2000.

(3) Based on the closing share price of Class A common stock of Lilly Industries of $13.63 on June 22, 2000.

   Wasserstein Perella analyzed these comparable companies and concluded that RPM, Sherwin-Williams and Valspar were most similar to Lilly Industries and gave special consideration to their market multiples in deriving the reference multiples set forth below:

--------------------------------------------------------
|                   |   REFERENCE   | LILLY INDUSTRIES |
|                   |   MULTIPLES   | (IN MILLIONS)(1) |
|------------------------------------------------------|
|SALES 2000E        |  0.9x - 1.2x  |         $696     |
|                   |               |                  |
|EBITDA 2000E       |  6.0x - 8.0x  |          $97     |
|                   |               |                  |
|EBIT 2000E         |  8.0x - 10.5x |          $74     |
|                   |               |                  |
|NET INCOME 2000E   | 10.0x - 17.0x |          $34     |
|                   |               |                  |
|BOOK VALUE(2)      |  1.5x - 3.5x  |         $202     |
--------------------------------------------------------
(1)   Source: Lilly Industries' management projections.
(2)   Based on the latest available book value, which was as of May 31, 2000.

Based on the reference multiples and financial projections listed above, Wasserstein Perella noted that the related valuation ranges were as follows:

-----------------------------------------------------------------------
|REFERENCE ENTERPRISE VALUE RANGE (MILLIONS):              $550 - $800 |
|                                                                      |
|PLUS: 30% CONTROL PREMIUM ON MARKET VALUE (MILLIONS):     $100 - $175 |
|                                                                      |
|ADJUSTED REFERENCE ENTERPRISE VALUE RANGE (MILLIONS):     $650 - $975 |
-----------------------------------------------------------------------


     After Wasserstein Perella derived the reference multiples and a reference enterprise value range for Lilly Industries, it also added a 30% control premium on the market value range to reach the adjusted reference enterprise value range of $650 million to $975 million. The implied enterprise value of $974 million for Lilly Industries (at a per share price of $31.75) was within this adjusted reference enterprise value range.

REVIEW OF COATINGS COMPANY ACQUISITIONS

     Wasserstein Perella reviewed publicly available financial and other information for 37 business combinations announced between June 1992 and December 1999 in the coatings industry. This analysis demonstrates how some financial data about the merger compares to that of recent transactions in the coatings industry. In reviewing each of these transactions, Wasserstein Perella calculated the adjusted purchase price as a multiple of the acquired company's last twelve months (or "LTM") net sales, LTM EBITDA, LTM EBIT and the purchase price as a multiple of LTM net income and latest available book value for each of these transactions, based on the latest publicly available information at the time of each of these transactions.

     Based on these calculations, Wasserstein Perella noted that the ranges of implied multiples for these transactions were as follows:

--------------------------------------------------------------------------------
|            |   ADJUSTED PURCHASE PRICE(1) AS A |    PURCHASE PRICE AS A      |
|            |             MULTIPLE OF:          |        MULTIPLE OF:         |
|            |   NET SALES    EBITDA       EBIT  | NET INCOME   BOOK VALUE(2)  |
|-------------------------------------------------------------------------------
|MEAN        |     1.1x        10.5x       14.8x |      25.5x         3.8x     |
|MEDIAN      |     1.0x        10.6x       14.1x |      22.9x         2.8x     |
|HIGH        |     2.7x        14.1x       21.3x |      53.0x        12.3x     |
|LOW         |     0.4x        5.9x        7.1x  |      11.1x         1.0x     |
|SAMPLE SIZE |      33          14          22   |        14           21      |
--------------------------------------------------------------------------------

(1) Adjusted purchase price equals net debt plus market value (calculated based on fully diluted shares outstanding, assuming all outstanding options are cashed out).

(2)  Based on the latest available book value, which was as of May 31, 2000.

     Wasserstein Perella analyzed these comparable coatings transactions and determined that the acquisitions of BASF/Rohm and Haas (Morton Industrial Coatings), TOTAL/Kalon, DuPont/Herberts, Akzo Nobel/Courtaulds and Kalon Group/Euridep were the most relevant in deriving the valuation range for the business combinations in the coatings industry. Based on that determination, Wasserstein Perella noted that the ranges of reference multiples and the related financial information of Lilly Industries were as follows:

---------------------------------------------------------
|                   |    REFERENCE      LILLY INDUSTRIES|
|                   |    MULTIPLES       (IN MILLIONS)  |
|--------------------------------------------------------
|SALES 1999         |   1.0x - 1.2x           $656      |
|                   |                                   |
|EBITDA 1999        |  9.0x - 11.0x           $93       |
|                   |                                   |
|EBIT 1999          |  12.0x - 14.0x          $72       |
|                   |                                   |
|NET INCOME 1999    |  15.0x - 22.0x          $33       |
|                   |                                   |
|BOOK VALUE(1)      |   3.0x - 6.0x           $202      |
--------------------------------------------------------
(1)  Based on the latest available book value as at May 31, 2000.

Based on the reference multiples and financial information from Lilly Industries listed above, Wasserstein Perella noted that the related valuation range was as follows:

-----------------------------------------------------------------
|REFERENCE ENTERPRISE VALUE RANGE (MILLIONS):  $850 - $1,000    |
-----------------------------------------------------------------


     The implied enterprise value of $974 million for Lilly Industries (at a per share price of $31.75) was within the reference enterprise value range derived through an analysis of the most relevant business combinations in the coatings industry.

DISCOUNTED CASH FLOW ANALYSIS

     Wasserstein Perella performed a discounted cash flow analysis of Lilly Industries' business. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future unlevered free cash flows of such corporate entity and discounting such aggregate results back to a present value. Wasserstein Perella's discounted cash flow analysis was based on financial forecasts provided to Wasserstein Perella by the management of Lilly Industries. This discounted cash flow analysis also showed a sensitivity analysis of the range of potential values assuming no synergies to the purchaser up to potential maximum annual pre-tax synergies identified in management's projections of $62 million.

     Assuming a discount rate of 11% and a perpetuity growth rate ranging from 2% to 4% and assuming that synergies will not be fully realized until 2002, Wasserstein Perella arrived at a value range of $600 million to $680 million without synergies and $1,025 million to $1,175 million with potential maximum annual pre-tax synergies of $62 million.

     Wasserstein Perella also performed some sensitivities on the discounted cash flow analysis by modifying some variables used by Lilly Industries' management in preparing their financial projections. The sensitivities were as follows:

     o a 1% change in sales led to an approximately $25 million change in the enterprise value,

     o a 1% change in the operating margin led to an approximately $100 million change in enterprise value, and

     o a 10% change in capital expenditures led to an approximately $20 million change in the enterprise value.

PREMIUMS ANALYSIS

     Wasserstein Perella reviewed 87 announced transactions from January 1, 1999 through June 5, 2000 involving the merger of publicly-held companies, where transaction values ranged from $500 million to $1 billion, to derive a range of premiums paid over the public trading prices one day, one week and 30 days before the announcement of each transaction. In addition, Wasserstein Perella reviewed 16 announced transactions from January 1, 1997 to May 4, 2000 involving the mergers of publicly-held companies in the chemicals industry, where transaction values were $100 million and above, to derive a range of premiums paid over the public trading prices one day, one week and 30 days before the announcement of each transaction in the chemicals industry. In connection with these analyses, Wasserstein Perella noted, among other things, that (1) the reasons for, and circumstances surrounding, each of the analyzed transactions were diverse, (2) the characteristics of the companies involved were not necessarily comparable to those of Lilly Industries, and (3) premiums fluctuated based on perceived growth, synergies, strategic value, the type of consideration utilized in the transaction, information in the securities markets and other factors.

     Wasserstein Perella's premiums analyses indicated that in the 87 announced transactions from January 1, 1999 through June 5, 2000 with values ranging from $500 million to $1 billion, the average premium paid over the public per share trading prices one day, one week and 30 days before the announcement was 27.2%, 36.1% and 43.0%, respectively. Wasserstein Perella's premiums analyses further indicated that in the 16 announced transactions in the chemicals industry from January 1, 1997 to May 4, 2000, the average premium paid over the public per share trading prices one day, one week and 30 days before the announcement was 33.1%, 39.6% and 45.6%, respectively. In comparison, the transaction premium paid over the per share trading prices for the Class A common stock of Lilly Industries one day, one week and 30 days before the announcement was 133.0%, 126.8% and 128.8%, respectively.

SUMMARY

     The preceding summary is not a complete description of the analyses performed by Wasserstein Perella or its presentations to the Lilly Industries board. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion. In arriving at its opinion, Wasserstein Perella considered the results of all of the analyses as a whole. Wasserstein Perella did not attribute any particular weight to any analysis or factor considered by it, nor, except as set forth above, did it derive any value from, or draw any conclusion with respect to fairness based on any particular analysis. Rather, Wasserstein Perella made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In performing its analyses, Wasserstein Perella made numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Lilly Industries. Any estimates incorporated in the analyses performed by Wasserstein Perella are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than these estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which coatings companies may be sold. Because these estimates are inherently subject to uncertainty, Wasserstein Perella does not assume any responsibility for their accuracy. No company or transaction analyzed for comparative purposes is identical to Lilly Industries or the merger. Accordingly, an analysis of comparative companies and comparative business combinations is not simply mathematical, but rather involves complex considerations and judgments concerning financial and operating characteristics of the companies involved and other factors that affect value.

     Wasserstein Perella concluded that, in its judgment, including the full range of its analyses described above, the $31.75 per share cash consideration to be received by the holders of shares of Class A and Class B common stock of Lilly Industries is fair, from a financial point of view, to such holders.

     Wasserstein Perella is an investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Lilly Industries board selected Wasserstein Perella as its financial advisor because Wasserstein

Perella is an internationally recognized investment banking firm, and members of Wasserstein Perella have substantial experience in transactions such as the merger and in the valuation of companies.

     Lilly Industries agreed to pay Wasserstein Perella (1) a financial advisory fee of $200,000 payable upon the signing of the engagement letter and creditable against the transaction fee and (2) a percentage-based transaction fee totaling approximately $6 million (equal to 0.62% of the aggregate merger consideration), $1.5 million of which was contingent upon and payable at the time of the public announcement of the merger, and the remainder of which is contingent upon and payable at the time of the successful consummation of the merger. In addition, Lilly Industries agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel. Lilly Industries also has agreed to indemnify Wasserstein Perella and specified related persons against specific liabilities relating to or arising out of its engagement, including specific liabilities under the federal securities laws.

     In the ordinary course of its business, Wasserstein Perella may actively trade the securities of Valspar and Lilly Industries for the accounts of Wasserstein Perella and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material United States federal income tax consequences of the merger to Lilly Industries shareholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Lilly Industries Class A and Class B common stock are held as capital assets by a United States person (I.E., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Lilly Industries shareholder in light of that Lilly Industries shareholder's personal investment circumstances, or those Lilly Industries shareholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals), Lilly Industries shareholders who hold shares of Lilly Industries Class A and Class B common stock as part of a hedging, "straddle," conversion or other integrated transaction, or Lilly Industries shareholders who acquired their shares of Lilly Industries Class A and Class B common stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Lilly Industries shareholder.

CONSEQUENCES OF THE MERGER TO LILLY INDUSTRIES SHAREHOLDERS

     The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Lilly Industries Class A and Class B common stock will recognize gain or loss equal to the difference between such shareholder's adjusted tax basis in Lilly Industries Class A and Class B common stock converted in the merger, and the amount of cash received. Gain or loss will be calculated separately for each block of shares converted in the merger (I.E., shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will be short-term gain or loss if, at the effective time of the merger, the shares of Lilly Industries Class A and Class B common stock so converted were held for one year or less. If the shares were held for more than one year, the gain or loss would be long-term. In the case of shareholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

BACKUP TAX WITHHOLDING

     Under the United States federal income tax backup withholding rules, unless an exemption applies, Valspar is required to and will withhold 31% of all payments to which a Lilly Industries shareholder or other payee is entitled in the merger, unless the Lilly Industries shareholder or other payee provides its taxpayer identification number ("TIN") (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), and certifies under penalties of perjury that the TIN provided is correct (or that such shareholder or other payee is awaiting a TIN). Each Lilly Industries shareholder and, if applicable, each other payee, should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent (or other agent). The exemptions provide that certain Lilly Industries shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed statement (such as a Certificate of Foreign Status on Form W-8) attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's United States federal income tax liability for that year. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service.

     LILLY INDUSTRIES SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

GOVERNMENTAL AND REGULATORY APPROVALS

     Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the merger, the merger may not be completed until applicable waiting period requirements have been satisfied. Valspar and Lilly Industries each filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on June 30, 2000, and the applicable waiting period will expire at 11:59 p.m. on July 30, 2000, unless earlier terminated or extended by a request for additional information or documentary materials.

     The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Valspar or Lilly Industries or their subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the effective time of the merger (with the excess of the purchase price after such allocations being recorded as goodwill).

MERGER FINANCING

     While the merger agreement does not provide for a financing condition, it is expected that Valspar will need approximately $1.3 billion in order to complete the merger. This includes payments to be made to Lilly Industries shareholders and holders of Lilly Industries stock options, refinancing of certain indebtedness of Lilly Industries and Valspar, payment of fees and expenses in connection with the merger and funds for general corporate purposes after the merger.

     Valspar has received a commitment from Chase Securities Inc., Bank of America, N.A., Wachovia Bank, N.A. and Citicorp USA, Inc. to provide a $1.5 billion revolving credit facility to finance completion of the merger and refinance Valspar's existing bank debt. The facility would consist of $1.0 billion revolving credit facility with a five year maturity and $500 million revolving credit facility with a 364 day maturity.

     Valspar's obligations under the senior credit facility would be unsecured, and Valspar would agree not to pledge its assets to other lenders, subject to typical exceptions. The agreement governing the credit facility will contain representations and warranties, covenants, terms as to fees and pricing, and events of default which are customary for agreements of this type. The banks providing the commitment or certain of their affiliates may, subject to certain limitations and in consultation with Valspar, change the pricing, structure, amount or other terms of the credit facility before it is signed if they determine that such changes are necessary to ensure a successful syndication of the credit facility, provided that the total amount of the credit facility remains sufficient to complete the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

GENERAL

     Some members of Lilly Industries management and the Lilly Industries board have certain interests in the merger that are different from or in addition to the interests of Lilly Industries shareholders generally. They are, or may become, entitled to certain compensation and benefits in connection with the merger, as follows:

     o acceleration and payments in respect of outstanding Lilly Industries stock options,

     o    payments and benefits under change of control employment agreements,

     o    vesting of a minimum benefit under the executive retirement plan, and

     o the indemnification of and provisions for liability insurance for Lilly Industries directors and officers.

     All of these additional interests, to the extent material, are described below. The Lilly Industries board was aware of these interests and considered them in approving and adopting the merger agreement and the merger.

STOCK OPTIONS

     All stock options held by employees and directors of Lilly Industries, whether vested or not, will be cancelled at the time of the merger in exchange for a cash payment equal to "spread" on the option. The "spread" equals $31.75 minus the exercise price of the option, times the number of shares subject to the option. In the case of nonqualified stock options held by employees, an additional payment of 35% of the spread will be made. The total of these cash payments to the executive officers, assuming that the merger occurs October 1, 2000 and that no options that do not otherwise expire before that date are exercised, will be: Mr. Huemme, $8,965,172; Mr. Taylor, $2,757,565; Mr. Elbin, $1,466,005; Mr. Dorris, $1,267,366; Mr. Dalton, $1,055,942; and Mr. Mills,
$548,695.

CHANGE OF CONTROL AGREEMENTS

     The Company has entered into change of control agreements with Messrs. Huemme, Taylor, Elbin, Dorris and Dalton and eleven other executives, including all of the other executive officers. Under this agreement, the consummation of the merger will be a change of control. For a three-year period following the merger, each executive will be entitled to remain employed, in a position, and with pay and benefits and other terms and conditions of employment, at least as favorable as before the merger. If the executive's employment is terminated within that three-year period by Lilly Industries without cause or by the executive for good reason, as those terms are defined in the agreement, or if the executive terminates his own employment during the 30-day period beginning one year after a change of control, the executive will be entitled to the following severance pay and benefits:

     o A cash payment equal to a multiple of base salary and annual bonus - the multiple is three in the case of Messrs. Huemme, Elbin, Taylor and Dorris, and two in all other cases;

     o A pro-rata annual bonus for the year of termination based upon the higher of the target bonus or the most recent annual bonus before the termination;

     o A lump sum payment representing the value of the additional benefits the executive would have received under Lilly Industries' qualified and nonqualified savings plans, Employee Stock Purchase Plan and the Executive Retirement Plan if the executive had remained employed for three or two more years, as applicable; and

     o If the executive was an eligible participant in Lilly Industries' Unfunded Supplemental Retirement Plans as of the day before the merger, but is not in fact entitled to any such benefits as of the date of termination, a lump sum payment equal to the present value of the aggregate of the retirement benefits he would have been eligible to receive under the Unfunded Supplemental Retirement Plans, if the executive had retired at age sixty-five.

     The annual bonus component of this severance benefit is based on the higher of the executive's target bonus for the year of the merger and his most recent bonus earned before the date of termination. In addition, the executive will receive continued welfare benefits for three or two years following termination of employment, as applicable. Finally, to the extent that the executive is subject to the excise tax on excess parachute payments, Lilly Industries will make an additional payment to make the executive whole for this tax.

     We estimate that if the merger occurred on October 1, 2000 and the employment of all of the executive officers were terminated immediately following the merger by Lilly Industries without cause or by the executive officers for good reason, the total cash severance payments (not including excise tax grossup and noncash benefits) would be as follows: Mr. Huemme, $_____; Mr. Taylor, $_____; Mr. Elbin, $_____; Mr. Dorris, $_____; Mr. Dalton,
$_____; and Mr. Mills, $_____.

EXECUTIVE RETIREMENT PLAN

     Fourteen executives, including all executive officers, are participants in the Executive Retirement Plan (the "SERP"). Under the SERP, upon the merger:

     o All participants will be vested in a minimum SERP benefit. This minimum benefit will be a percentage of the maximum SERP benefit equal to the participant's years of service as of the date of the merger, divided by 22.

     o Also, if a participant does not have at least 11 years of service at the time of the merger, he will nevertheless be vested in 50% of his maximum SERP benefit.

     o Each participant's vested SERP benefit will be paid out in a lump sum immediately following a change of control, unless the participant has previously elected not to receive the lump sum.

     The estimated present value of the additional benefits that the executive officers will receive under the SERP as a result of the merger, assuming the merger occurs on October 1, 2000 and using a 6% discount rate, is as follows:
Mr. Huemme, $_____; Mr. Taylor, $_____; Mr. Elbin, $_____; Mr. Dorris, $_____;
Mr. Dalton, $_____; and Mr. Mills, $_____.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     In the merger agreement, Valspar has agreed that each of Valspar and the surviving corporation in the merger will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer, employee or agent of Lilly Industries or any of its subsidiaries against costs, expenses (including attorneys' fees), damages and liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, proceeding or investigation arising out of, relating to or in connection with (1) any act or omission occurring or alleged to occur before the merger and
(2) the merger and the other transactions contemplated by the merger agreement to the extent that such person is indemnified by Lilly Industries pursuant to its articles of incorporation, bylaws or otherwise existing prior to the effective time of the merger.

     In the merger agreement, Valspar has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Lilly Industries and its subsidiaries with respect to matters arising on or before the effective time of the merger. Valspar may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured parties, and which coverages and amounts will be no less than the coverages and amounts provided at that time for Valspar's directors and officers. However, Valspar and the surviving corporation in the merger are not required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by Lilly Industries for such coverage. If their aggregate expenditure on coverage exceeds 250%, Valspar has agreed to obtain a policy reasonably determined by Valspar to have the greatest coverage available for a cost not exceeding that amount.

     The merger agreement also provides that the indemnification provisions in the articles of incorporation and bylaws of Lilly Industries in effect at the effective time of the merger will not be amended, repeated or otherwise modified for six years after the effective time of the merger in any manner that would adversely affect the rights of individuals who at the effective time of the merger were directors, officers, employees or agents of Lilly Industries relating to service prior to the effective time of the merger. The merger agreement also provides that Valspar will assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and cause the surviving corporation to honor, each of the provisions regarding indemnification in the merger agreement.

AMENDMENT TO LILLY INDUSTRIES RIGHTS AGREEMENT

     Lilly Industries amended the rights agreement, dated as of January 12, 1996, between Lilly Industries and National City Bank, as rights agent, to provide that neither the merger nor the merger agreement will cause Valspar or any of its subsidiaries or affiliates to become an "acquiring person" under the rights agreement.

DISSENTERS' RIGHTS

     Under Indiana law, Lilly Industries' Class A shareholders do not have dissenters' rights in the merger, but holders of shares of Lilly Industries Class B common stock are entitled to dissenters' rights in the merger.

     Any holder of shares of Class B common stock who does not vote in favor of the merger may elect to receive payment of the value of the shares in cash in accordance with Chapter 44 of the Indiana Business Corporation Law.

     Any shareholder contemplating the exercise of the right to dissent should review carefully the provisions of Chapter 44 reprinted as Appendix C to this proxy statement. A summary of the principal steps to be taken if the right to dissent is to be exercised is set forth below. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the full text of Chapter 44.

EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF CHAPTER 44 IN ORDER FOR HOLDERS OF SHARES OF CLASS B COMMON STOCK TO PERFECT DISSENTERS' RIGHTS.

WRITTEN NOTICE TO LILLY INDUSTRIES

     A Class B shareholder who intends to assert dissenters' rights with respect to the merger must, before the shareholders vote on the merger agreement, send Lilly Industries written notice of intent to demand payment for the shares pursuant to Chapter 44 in the event the shareholders approve the merger. Such written notice should state the number of shares as to which dissenters' rights are being asserted and should be sent to the attention of the Secretary of Lilly Industries at 200 West 103rd Street, Indianapolis, Indiana 46290. DISSENTERS' RIGHTS ARE NOT AVAILABLE UNLESS THIS NOTICE REQUIREMENT IS FULFILLED.

DIFFERING RECORD AND BENEFICIAL OWNERS

     A record shareholder may assert dissenters' rights as to fewer than all shares registered in that shareholder's name only if the shareholder dissents (in accordance with the provisions of Chapter 44) with respect to all the shares beneficially owned by any one person and notifies Lilly Industries in writing of the name and address of each person on whose behalf the record shareholder is asserting dissenters' rights.

     A person owning a beneficial interest in shares may assert dissenters' rights as to the shares held on such beneficial owner's behalf only if (i) the beneficial owner submits to Lilly Industries the record shareholder's written consent to the dissent no later than the time the beneficial owner asserts dissenters' rights, and (ii) the beneficial owner asserts dissenters' rights (in accordance with the provisions of Chapter 44) with respect to all the beneficial owner's shares or all those shares over which the beneficial owner has power to direct the vote.

VOTING

     Shareholders who deliver notice of their intent to dissent from the merger must not vote in favor of the merger. A shareholder who wishes to exercise his or her dissenters' rights must (i) vote against the adoption of the merger agreement or (ii) abstain from voting on the adoption of the merger agreement.

NOTICE TO DISSENTING SHAREHOLDERS

     If the merger is approved, Lilly Industries will send a written notice to each dissenting shareholder within ten days of such approval. The dissenters' notice must (i) supply a form which includes the date of the first announcement to news media or to shareholders of the terms of the merger and requires that the dissenting shareholder certify whether or not he or she was a beneficial owner of his or her shares before such date; (ii) state where the payment demand and certificates for the shares must be sent; (iii) set a date by which Lilly Industries must receive the payment demand and certificates representing the dissenting shareholder's shares (which may not be fewer than 30 nor more than 60 days after the date of delivery of the dissenters' notice); and (iv) include a copy of Chapter 44. If Lilly Industries does not complete the merger within 60 days after the date set forth in the dissenters' notice for demanding payment and depositing shares, Lilly Industries must return the shares. If Lilly Industries completes the merger after returning the shares, it must send a new dissenters' notice and repeat the payment demand procedure.

PAYMENT DEMAND

     In order to preserve statutory dissenters' rights, the dissenting shareholder must (1) demand payment, (2) certify whether he or she was a beneficial owner of his or her shares prior to the date set forth in the dissenters' notice and (3) deposit the certificates formerly representing his or her shares, all in accordance with the terms of the dissenters' notice. A dissenting shareholder who demands payment and deposits stock certificates in accordance with the terms of the dissenters' notice retains all other rights as a shareholder until the rights are cancelled or modified by the effectuation of the merger. A dissenting shareholder who fails to demand payment or deposit stock certificates as required by the dissenters' notice by the date set forth therein is not entitled to payment for his or her shares and is considered to have voted in favor of the merger.

PAYMENT BY LILLY INDUSTRIES

     Upon the consummation of the merger, Lilly Industries will pay the dissenting shareholders who have met all statutory conditions the amount Lilly Industries estimates to be the fair value of the dissenting shareholders' shares accompanied by certain information specified in Chapter 44. However, Lilly Industries may elect to withhold payment from dissenting shareholders who acquired beneficial ownership of shares after the date set forth in the dissenters' notice as the date of the first announcement to news media or shareholders of the terms of the merger. If Lilly Industries elects to withhold payment from such shareholders, it will send each post-announcement shareholder an offer accompanied by certain information specified in Chapter 44 to pay Lilly Industries' estimate of the fair value of the shareholder's shares; provided such post-announcement shareholders agree to accept the payment offered in full satisfaction of their dissenters' demands.

OPTIONAL SECONDARY PAYMENT DEMAND

     Within 30 days after (1) Lilly Industries pays the dissenting shareholders Lilly Industries' estimate of the fair value of their shares or (2) Lilly Industries offers to pay the post-announcement shareholders its estimate of the fair value of their shares, each such shareholder may notify Lilly Industries of the shareholder's own estimate of the value of the shares (if it differs from Lilly Industries' estimate) and demand payment of the shareholder's estimate of the fair value of the shares less any payment received from Lilly Industries or reject the offer and demand payment of the shareholder's estimate of the fair value of the shares. The dissenter may exercise this right if the dissenter believes the amount paid or offered by Lilly Industries is less than the fair value of the shares, Lilly Industries fails to make payment within 60 days after the date set for demanding payment or Lilly Industries has failed to complete the merger and has not returned the deposited certificates within 60 days after the date set for demanding payment.

PETITION FOR DETERMINATION OF VALUE

     If a demand for payment by a dissenting shareholder remains unsettled, Lilly Industries will commence a proceeding in the Circuit Court or the Superior Court of [Marion] County, Indiana to appraise the value of the dissenting shares. Lilly Industries must commence the appraisal proceeding within 60 days after the receipt by Lilly Industries of such demand. All dissenting shareholders whose claims remain unsettled at such time will be made parties to those proceedings. A dissenting shareholder will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds any amount paid by Lilly Industries. A post announcement shareholder will be entitled to judgment for the fair value, plus accrued interest, of such holder's shares. If Lilly Industries does not commence the proceeding within the 60 days period, it must pay each dissenter whose demand for payment is unsettled the amount demanded.

     The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against Lilly Industries if the court finds that Lilly Industries did not substantially comply with the requirements of Chapter 44 or against either Lilly Industries or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against Lilly Industries, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

EFFECT ON DIVIDENDS AND VOTING RIGHTS

     A dissenting shareholder will retain the rights, if any, to vote and receive dividends until the merger is consummated. Upon the consummation of the merger, any shareholder who has given proper notice and made a valid demand will cease to be a shareholder and will have no rights with respect to his or her shares except the right to receive payment of the fair value.

                              THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF ALL THE MATERIAL TERMS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX A.

STRUCTURE AND EFFECTIVE TIME

     The merger agreement provides for the merger of Merger Sub with and into Lilly Industries upon the terms and subject to the conditions of the merger agreement. Lilly Industries will survive the merger and continue to exist after the merger as a wholly owned subsidiary of Valspar. The merger will become effective at the time the articles of merger are filed with the Indiana Secretary of State (or at a later time if agreed in writing by the parties and specified in the articles of merger). We intend to complete the merger as promptly as practicable subject to receipt of the Lilly Industries shareholder approval and all requisite regulatory approvals. See "The Merger--Governmental and Regulatory Approvals" and "The Merger Agreement--Agreement to Cooperate" and "--Conditions to the Merger."

MERGER CONSIDERATION

     The merger agreement provides that each share of Lilly Industries Class A and Class B common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $31.75 in cash from Valspar, without interest. At the effective time of the merger, the shares will be cancelled, and each holder of a certificate representing shares of Class A or Class B common stock will have no further rights with respect to such shares, other than the right to receive the $31.75 per share merger consideration, without interest, applicable to those shares. All shares of Lilly Industries common stock held in the treasury of Lilly Industries and shares of Lilly Industries Class A and Class B common stock owned by Lilly Industries' wholly owned subsidiaries, Valspar and Valspar's wholly owned subsidiaries will be canceled at the effective time of the merger, and no payment will be made for those shares.

PAYMENT PROCEDURES

     Valspar will appoint a disbursing agent that will make payment of the merger consideration in exchange for certificates representing shares of Lilly Industries Class A and Class B common stock. Valspar will deposit sufficient cash with the disbursing agent prior to or at the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, the disbursing agent will send Lilly Industries shareholders a letter of transmittal and instructions explaining how to send their stock certificates to the disbursing agent. The disbursing agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to Lilly Industries shareholders promptly following the disbursing agent's receipt and processing of the Lilly Industries stock certificates and properly completed transmittal documents.

TREATMENT OF LILLY INDUSTRIES STOCK OPTIONS

     The merger agreement provides that Valspar will use reasonable efforts to take all actions so that, at the effective time of the merger, each outstanding Lilly Industries stock option previously granted, whether or not then vested or exercisable, will automatically be canceled in return for a lump-sum cash payment by Valspar or the surviving corporation equal to the excess of $31.75 over the exercise price of the Lilly Industries stock option multiplied by the number of shares of Lilly Industries Class A and Class B common stock subject to the canceled Lilly Industries stock option, plus, to holders of non-qualified options (other than non-employee directors), an amount equal to 35% of the lump sum cash payment (less in each case any applicable withholding taxes).

DIRECTORS AND OFFICERS

     The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation in the merger. The officers of Lilly Industries will be the officers of the surviving corporation in the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties made by Lilly Industries to Valspar and Merger Sub, including representations and warranties relating to:

     o    due organization, power and standing, and other corporate matters;

     o    capital structure;

     o authorization, execution, delivery and enforceability of the merger agreement;

     o    subsidiaries;

     o conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

     o reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents;

     o    absence of certain undisclosed liabilities;

     o    absence of a material adverse effect on Lilly Industries;

     o    litigation;

     o correctness of information supplied by Lilly Industries for inclusion in this proxy statement;

     o    no violation of law;

     o    material contracts and compliance with agreements;

     o    tax matters;

     o    retirement and other employee benefit plans;

     o    labor matters;

     o    environmental matters;

     o    intellectual property;

     o    requisite Lilly Industries shareholder approval;

     o    opinion of financial advisor; and

     o    brokers' and finders' fees with respect to the merger.

     The merger agreement also contains representations and warranties made by Valspar and Merger Sub to Lilly Industries, including representations and warranties relating to:

     o    due organization, power and standing, and other corporate matters;

     o authorization, execution, delivery and enforceability of the merger agreement;

     o conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

     o correctness of information supplied by Valspar for inclusion in this proxy statement;

     o    ownership of Lilly Industries Class A and Class B common stock;

     o    availability of financing; and

     o    brokers' and finders' fees with respect to the merger.

     The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

COVENANTS; CONDUCT OF THE BUSINESS OF LILLY INDUSTRIES PRIOR TO THE MERGER

     From the date of the merger agreement through the effective time of the merger, Lilly Industries and its subsidiaries are required to comply with certain restrictions on their conduct and operations.

     Lilly Industries has agreed that, prior to the effective time of the merger, except as otherwise contemplated by the merger agreement or with the prior consent of Valspar, Lilly Industries will and will cause its subsidiaries to:

     (1) conduct their respective businesses in the ordinary and usual course of business, consistent with past practice.

     (2) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them other than as contemplated by the merger agreement.

     (3) not amend or propose to amend their articles of incorporation, bylaws or equivalent organizational documents.

     (4)  not split, combine or reclassify their outstanding capital stock.

     (5) not issue, sell, pledge or dispose of (a) any shares of their capital stock, (b) any options, warrants or rights to acquire shares of their capital stock, or (c) any securities convertible into or exchangeable for their capital stock, or redeem, purchase or offer to purchase any securities of the types described in (a)-(c) above.

          o Exception: Lilly Industries is permitted to issue shares upon the exercise of any Lilly Industries stock options that are outstanding on the date of the merger agreement and for repurchases of shares for use in its 401(k) plan, dividend reinvestment plan or employee stock purchase plan.

     (6)  not declare, set aside or pay any dividends.

          o Exception: Lilly Industries may declare, set aside and pay regular quarterly dividends of not more than $.08 per share declared and paid at times consistent with past practice.

     (7) not incur or become contingently liable with respect to any indebtedness for borrowed money.

          o Exception: Lilly Industries and its subsidiaries may borrow (a) in the ordinary course of business under existing credit facilities up to the existing borrowing limit on the date of the merger agreement, or (b) to refinance existing indebtedness on market terms.

     (8) not acquire any assets or businesses in excess of certain thresholds, except for expenditures for current assets in the ordinary course of business and fixed or capital assets in the ordinary course consistent with Lilly Industries' capital expenditure budget.

     (9) not sell, pledge, dispose of or encumber any material assets or businesses.

          o    Exceptions: Lilly Industries and its subsidiaries may:

               --sell businesses or assets contemplated by the merger agreement;

               --pledge or encumber assets or businesses pursuant to existing credit facilities or other permitted borrowings;

               --sell or dispose of assets and businesses as may be required by applicable law; or

               --sell idle facilities and related assets.

     (10) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar agreement with any director, officer or key employee of Lilly Industries or its subsidiaries.

          o Exceptions: Lilly Industries and its subsidiaries may take such action if:

               --required to comply with applicable law,

               --pursuant to previously existing contractual arrangements or policies, or

               --pursuant to certain employment agreements entered into with a person hired after the date of the merger agreement in the ordinary course of business.

     (11) not increase any salary or monetary compensation to any person, except
          (a) as required to comply with applicable law, (b) pursuant to previously existing contractual arrangements, or (c) in the ordinary course of business consistent with past practice.

     (12) not enter into, adopt or amend to increase benefits or obligations of any employee benefit, incentive or welfare plan or other material arrangement in respect of any directors, officers or employees of Lilly Industries or its subsidiaries, except (a) as required to comply with applicable law, (b) pursuant to previously existing contractual arrangements, or (c) with respect to any plan of any company acquired after the date of the merger agreement.

     (13) not make any capital expenditures or enter into any binding commitment to make those expenditures in excess of year 2000 and 2001 budgets.

     (14) not enter into any contract or commitment (a) providing for the provision of products by Lilly Industries or any of its subsidiaries that has a term of more than three years and which is reasonably expected to generate more than $25 million in revenues over its term or more than $10 million in revenues per year, or (b) providing for the purchase of services by Lilly Industries or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $25 million over its term.

     (15) not make, change or revoke any material tax election unless required by law or make any agreement or settlement with any tax authority either regarding any material amount of taxes or which would reasonably be expected to materially increase the obligations of Lilly Industries (before or after the merger) to pay taxes in the future.

     (16) not prepare or file any tax return inconsistent with past practice or make any election on such form that is inconsistent with positions taken in prior years other than, in each case, as required by law or in the ordinary course.

     (17) not make any change in accounting policies or methods other than changes required by law or generally accepted accounting principles.

     (18) not amend or modify in any material respect any existing material contract except in the ordinary course of business and except for extensions of existing agreements.

     (19) not enter into any settlement or similar agreement with respect to any claim which involves payments in excess of certain amounts.

     (20) not enter into any agreement to do the foregoing.


NO SOLICITATION OF ACQUISITION TRANSACTIONS

     The merger agreement provides that Lilly Industries will not, will cause its subsidiaries not to, and will use its reasonable best efforts to cause any officer, director or employee of Lilly Industries, or any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal to acquire all or any substantial part of the business, properties or capital stock of Lilly Industries, whether by merger, tender offer, purchase of assets or otherwise (an "acquisition transaction").

     Lilly Industries may furnish nonpublic or confidential information to, and engage in discussions and negotiate with, any person who makes an unsolicited BONA FIDE written proposal or offer with respect to an acquisition transaction (an "acquisition proposal") that the Lilly Industries board determines in good faith, after consultation with and consideration of the views of its independent financial advisor and legal counsel, could reasonably likely lead to a superior proposal. A "superior proposal" is an acquisition proposal that the Lilly Industries board determines, taking into account all legal, financial, regulatory and other aspects of the proposal, in its good faith judgment and after consultation with and consideration of the views of its independent financial advisor and legal counsel, (a) is reasonably likely to be completed, and (b) would, if completed, be more favorable to the Lilly Industries shareholders than the merger.

     The merger agreement requires Lilly Industries to promptly notify Valspar after receipt of any acquisition proposal or request for access to the properties, books or records of Lilly Industries or any subsidiary by any person or entity that informs the Lilly Industries board or such subsidiary that it is considering making, or has made, an acquisition proposal.

EMPLOYEE BENEFITS

     Lilly Industries and Valspar have agreed that, after the merger, Valspar and its affiliates will assume and honor all employee benefit plans and material employment agreement, subject to any amendment or termination thereof that may be permitted by their terms. The merger agreement also provides that for a period of not less than two years following the merger, Lilly Industries' current employees will receive compensation and employee benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of Valspar and its affiliates. Lilly Industries' severance plan, as in effect on the date of the merger agreement, will remain in effect, without any amendments that are adverse to eligible employees, for not less than two years following the effective time of the merger. Lilly Industries employees' prior service to Lilly Industries will count as prior service to Valspar under Valspar's employee benefit plans, except to the extent such credit would result in the duplication of benefits. From and after the merger, each of Lilly Industries' current employees will be immediately eligible to participate in any and all employee benefit plans of Valspar providing benefits to those Lilly Industries employees after the effective time of the merger ("new plans") to the extent coverage under such plan replaces coverage under a comparable Lilly Industries employee benefits plan in which the employee participated prior to the merger. In addition, Valspar will cause any pre-existing condition exclusions and actively-at-work requirements of plans in which Lilly Industries' employees and their dependents participate after the merger to be waived, and will give them credit towards applicable deductibles and annual out-of-pocket limits under such plans for expenses incurred prior under old plans during the plan year in which they begin to participate in the new plans.

AGREEMENT TO COOPERATE

    Subject to the terms and conditions of the merger agreement, Valspar has agreed to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the transactions contemplated by the merger agreement. This includes:

o obtaining all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Valspar and Lilly Industries and their respective subsidiaries;

o obtaining all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions; and

o lifting any injunction or other legal bar to the merger (and, in such case, to proceed with the merger as expeditiously as possible), including through all possible appeals.

Lilly Industries has agreed to cooperate in such efforts. In addition, subject to the fiduciary duties of their respective boards of directors, none of Valspar, Merger Sub or Lilly Industries will knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the merger.

     The merger agreement requires each of Valspar and Lilly Industries to respond as promptly as practicable to any inquires or requests received from any governmental agency for additional information or documentation. Valspar and Lilly Industries have also agreed to:

o promptly notify the other party of any written communication from any governmental agency and, subject to applicable law, permit the other party to review in advance any proposed written communication to any governmental agency;

o to the extent practicable, permit the other party to review and discuss in advance and consider in good faith the views of one another in connection with certain proposed communication with any governmental agencies;

o not agree to participate in any substantive meeting or discussion with any governmental agency in respect of any filings, investigation or inquiry concerning the merger agreement or the merger unless it consults with the other party in advance and, to the extent permitted by such governmental agency, gives the other party the opportunity to attend and participate at the meeting or discussion; and

o furnish the other party with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives on the one hand and any governmental agency on the other hand, with respect to the merger agreement and the merger.

Valspar and Lilly Industries have further agreed not to extend any waiting period under the HSR Act or enter into any agreement with any governmental agency not to consummate the transactions contemplated by the merger agreement, except with the prior consent of the other parties to the merger agreement (which consent will not be unreasonably withheld).

     The merger agreement provides that Valspar will offer to take (and if the offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any governmental agency with respect to the merger so as to enable the effective time of the merger to occur prior to June 30, 2001. Valspar must also defend through litigation on the merits any claim asserted in any court by any party, including appeals. The merger agreement further provides that Valspar will:

o propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Valspar, or after the merger the surviving corporation, or their respective subsidiaries; and

o otherwise offer to take or offer to commit to take an action which is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the business, services or assets of Valspar, the surviving corporation or their respective subsidiaries, in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the effective time beyond June 30, 2001, or which may be necessary to allow the effective time to occur prior to that date.

     The merger agreement also provides that, at the request of Valspar, Lilly Industries will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its businesses, services or assets or those of its subsidiaries, PROVIDED that such action may be conditioned upon the completion of the merger and the transactions contemplated by the merger agreement.

     However, Valspar is not required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture or disposition of plants, assets and businesses of Valspar and its subsidiaries or Lilly Industries and its subsidiaries that account in the aggregate for more than $60 million of the combined sales of Valspar and Lilly Industries in fiscal year 1999.

INDEMNIFICATION AND INSURANCE

     Valspar has agreed that the indemnification provisions of the articles of incorporation and bylaws of Lilly Industries as in effect at the effective time of the merger will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights of individuals who at the effective time of the merger were directors, officers, employees or agents of Lilly Industries. Relating to service prior to the effective time of the merger, Valspar will assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and will cause the surviving corporation to honor, the provisions in the merger agreement addressing indemnification without limit as to time.

     Valspar has agreed that, to the fullest extent permitted under applicable law, Valspar and the surviving corporation in the merger will indemnify and hold harmless each present and former director, officer, employee, and agent of Lilly Industries or any of its subsidiaries ("indemnified parties") against any costs, expenses (including attorneys' fees), damages, amounts paid in settlement and liabilities in connection with any actual or threatened claim or investigation arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred prior to the effective time of the merger or the merger and the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement to the extent that any such indemnified party is indemnified by Lilly Industries pursuant to its charter or bylaws, any other indemnification agreement, state law or otherwise existing immediately prior to the effective time of the merger.

     Valspar has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Lilly Industries and its subsidiaries (PROVIDED that Valspar may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties, and which coverages and amounts will be no less than the coverages and amounts provided at that time for Valspar's directors and officers) with respect to matters arising on or before the effective time of the merger. However, Valspar and the surviving corporation are not required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by Lilly Industries for such coverage. If their aggregate expenditure on coverage exceeds that amount, Valspar has agreed that it will obtain a policy reasonably determined by Valspar to have the greatest coverage available for a cost not exceeding that amount.

THE LILLY INDUSTRIES BOARD RECOMMENDATION

     The merger agreement provides that the Lilly Industries board will recommend that the Lilly Industries shareholders approve the merger agreement and will use its reasonable best efforts to solicit proxies in favor of the merger and to take all other action in its judgment necessary and appropriate to secure the vote of Lilly Industries shareholders. However, Valspar has agreed that the Lilly Industries board may change its recommendation in any respect or not take efforts to solicit proxies in favor of the merger if the Lilly Industries board determines in good faith, based upon the advice of outside counsel, that the failure to take such action would likely result in a violation of its fiduciary duties.

CONDITIONS TO THE MERGER

     The obligations of Lilly Industries, Valspar and Merger Sub to complete the merger are subject to the satisfaction of each of the conditions described below.

     (1) The merger agreement has been approved by the requisite vote of the Lilly Industries shareholders.

     (2) (a) All statutory approvals required to be obtained by Valspar and Lilly Industries in order to permit completion of the merger under applicable law have been obtained, and (b) no provision of any applicable law or regulation and no judgment, order or decree shall be in effect which makes the merger illegal or otherwise restrains or prohibits completion of the merger, except in either case for any approval the failure of which to obtain or any law or regulation the violation of which would not, singly or in the aggregate, reasonably be expected to:

          o have a material adverse effect (after giving effect to the merger) on Valspar, or

          o    result in certain criminal violations.

     (3) The waiting period applicable to completion of the merger under the HSR Act has expired or been terminated.

     Unless waived by Lilly Industries, the obligation of Lilly Industries to complete the merger is subject to the satisfaction of the following condition:
Valspar and Merger Sub have performed their agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger, and the representations and warranties of Valspar and Merger Sub contained in the merger agreement are true and correct on and as of the effective time of the merger (except to the extent that the representations and warranties speak as of an earlier date), except for failures to perform or to be true and correct (without giving effect to any qualification in such representations and warranties relating to a material adverse effect on Valspar or knowledge or, except for any representation and warranty that calls for a list, materiality) that would not reasonably be expected to have a material adverse effect on Valspar.

     Unless waived by Valspar and Merger Sub, the obligations of Valspar and Merger Sub to complete the merger are subject to the satisfaction of both of the following additional conditions:

     (1) Lilly Industries has performed its agreements contained in the merger agreement required to be performed on or prior to the effective time of the merger, and the representations and warranties of Lilly Industries contained in the merger agreement are true and correct (without giving effect to any qualification in such representations and warranties relating to a material adverse effect on Lilly Industries or knowledge or, except for any representation and warranty that calls for a list, materiality) on and as of the effective time of the merger (except to the extent that the representations and warranties speak as of an earlier date), except for failures to perform and to be true and correct that would not reasonably be expected to have a material adverse effect on Lilly Industries.

     (2) All third party approvals required to be obtained by Lilly Industries have been obtained, except for approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on Lilly Industries.

     (3) Since the date of the merger agreement, there has not occurred any material adverse effect on Lilly Industries except as contemplated by the merger agreement.

IMPORTANT DEFINITIONS

     In the merger agreement, the phrase "material adverse effect on Valspar" means any effect that is materially adverse to the business, properties, operations, assets, financial condition or results of operations of Valspar and its subsidiaries, taken as a whole.

     In the merger agreement, the phrase "material adverse effect on Lilly Industries" means any effect that is materially adverse to the business, properties, operations, assets, financial condition or results of operations of Lilly Industries and its subsidiaries, taken as a whole. However, any event relating to (1) the economy or financial markets in general or the industries in which Lilly Industries operates in general or (2) the announcement or pendency of the merger is excluded from the determination of whether there has been a material adverse effect with respect to Lilly Industries.

     For the purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, any special transaction charges, costs or expenses incurred by such party as a result of the completion of a transaction contemplated by the merger agreement will not be considered.

TERMINATION

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval by Lilly Industries shareholders):

     (1)  by mutual written consent of Lilly Industries and Valspar;

     (2) by either Lilly Industries or Valspar if the merger has not been completed by June 30, 2001, but the right to terminate the merger agreement under this paragraph is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the cause of or resulted in the failure to complete the merger by that date;

     (3) by either Lilly Industries or Valspar if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the completion of the merger, and that judgment, injunction, order or decree has become final and nonappealable and was not entered at the request of the terminating party;

     (4) by either Lilly Industries or Valspar if there has been an uncurable breach by the other party of any representation or warranty, covenant, or agreement contained or set forth in the merger agreement which would reasonably be expected to have a material adverse effect on Valspar or Lilly Industries;

     (5) by Lilly Industries, if, after receipt of a BONA FIDE written offer for an acquisition transaction, the Lilly Industries board determines in good faith that (a) the acquisition transaction is a superior proposal, and (b) based on the advice of outside counsel, failure to terminate the agreement would likely violate its fiduciary duties under applicable law, but only after:

          o Lilly Industries has given Valspar four business days' prior notice of its intention to terminate,

          o to the extent reasonably requested by Valspar, Lilly Industries has caused its financial and legal advisors to negotiate during that four-business-day period with Valspar concerning adjustments in the terms and conditions of the merger agreement as would enable Lilly Industries to proceed with the merger on adjusted terms,

          o if Valspar makes a BONA FIDE written offer of any such adjustments prior to the expiration of the four-business-day period, the Lilly Industries board has concluded in good faith that the transactions contemplated in the merger agreement on such adjusted terms are not more favorable to the Lilly Industries shareholders than the other offer, and

          o    Lilly Industries has paid the $25 million termination fee;

     (6) by Valspar if the Lilly Industries board has failed to recommend or has withdrawn, adversely modified or adversely amended in any material respects its approval or recommendation of the merger; or

     (7) by Valspar or Lilly Industries if the shareholders of Lilly Industries fail to approve the merger agreement at the special meeting, including any adjournment of that special meeting.

TERMINATION FEE

     The merger agreement obligates Lilly Industries to pay a fee to Valspar equal to $25 million in cash if:

     (1) Valspar terminates the merger agreement for the reasons described in paragraph (6) of "--Termination ";

     (2) the merger agreement is terminated for the reasons specified in paragraph (7) of "--Termination," and

          o prior to the time of the special meeting, an acquisition proposal had been made to Lilly Industries, and

          o within 12 months of termination of the merger agreement, Lilly Industries enters into a binding written agreement with respect to that acquisition proposal; or

     (3) Lilly Industries terminates the merger agreement for the reasons described in paragraph (5) of "--Termination."

EXPENSES

     The merger agreement provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the expenses, except that those expenses incurred in connection with printing and filing this proxy statement will be shared equally by Valspar and Lilly Industries.

AMENDMENT

     The merger agreement provides that it may be amended by the parties to the merger agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the Lilly Industries shareholders. No amendment is permitted to be made after the Lilly Industries shareholder approval which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without that further approval.

     At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally permitted, (a) extend the time for performance of any obligations or other acts of the other parties to the merger agreement, (b) waive any inaccuracies in the representations contained in the merger agreement or any document delivered pursuant to that agreement, and (c) waive compliance with any of the agreements or conditions contained in the merger agreement.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the amount of Lilly Industries Class A and Class B common stock beneficially owned by each of its directors, its five most highly compensated executive officers during fiscal year 1999, and all directors and executive officers as a group as of July 17, 2000, and each shareholder known to Lilly Industries to be the owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock. Unless otherwise indicated, each shareholder has sole investment and voting power with respect to the shares indicated, as of July 17, 2000.

                                  CLASS A COMMON STOCK     CLASS B COMMON STOCK
                                  --------------------     --------------------
                                   SHARES                   SHARES
NAME OF BENEFICIAL OWNER        BENEFICIALLY   PERCENT   BENEFICIALLY  PERCENT
                                    OWNED      OF CLASS      OWNED     OF CLASS
                                    -----      --------      -----     --------
James M. Cornelius                28,815 (1)      *              0         *
William C. Dorris                 81,059 (2)      *         26,377       5.4%
John C. Elbin                     76,293 (3)      *          7,423       1.5%
Paul K. Gaston                    26,420 (4)      *              0         *
Douglas W. Huemme                489,045 (5)     2.2%       48,000       9.8%
Harry Morrison, Ph.D.             11,815 (6)      *              0         *
Norma J. Oman                      9,452 (7)      *              0         *
John D. Peterson                 219,634 (8)      *              0         *
Thomas E. Reilly, Jr.             52,914 (9)      *              0         *
Robert A. Taylor                 154,659(10)      *         33,219       6.8%
Larry H. Dalton                   60,377(11)      *         45,291       9.2%
Kenneth L. Mills                  29,926(12)      *         23,227       4.7%

All current directors and      1,240,409(13)     5.5%      183,537(14)  37.3%
executive
   officers as a group
   (12 persons)

Tweedy, Browne Company LLC     1,809,065(15)     8.0%            0         *
   52 Vanderbilt Avenue
   New York, NY  10017

Wanger Asset Management, L.P.  1,909,500(15)     8.4%            0         *
   227 W. Monroe St.,
   Suite 3000
   Chicago, IL  60606

Ned L. Fox                        56,662(16)      *         32,602       6.6%

Gary D. Missildine                65,253(17)      *         36,498       7.4%
Jay M. Wiegner                    36,735(18)      *         27,047       5.5%
-----------------------

* Represents less than one percent of class of outstanding shares.

(1) Includes 11,815 shares of Class A common stock which Mr. Cornelius has the right to acquire pursuant to stock options.

(2) Includes 883 shares of Class A common stock which Mr. Dorris' wife holds as custodian for their child. Mr. Dorris disclaims beneficial ownership of those 833 shares. Includes 65,000 shares of Class A common stock which Mr. Dorris has the right to acquire pursuant to stock options.

(3) Includes 75,000 shares of Class A common stock which Mr. Elbin has the right to acquire pursuant to stock options.

(4) Includes 7,089 shares of Class A common stock which Mr. Gaston has the right to acquire pursuant to stock options.

(5) Includes 410,000 shares of Class A common stock which Mr. Huemme has the right to acquire pursuant to stock options.

(6) Includes 11,815 shares of Class A common stock which Mr. Morrison has the right to acquire pursuant to stock options.

(7) Includes 9,452 shares of Class A common stock which Ms. Oman has the right to acquire pursuant to stock options.

(8) Includes 64,018 shares held in an investment account at City Securities Corporation. Mr. Peterson owns more than 10% of the equity of City Securities Corporation. Includes 34,548 shares of Class A common stock owned of record and beneficially by Mr. Peterson's wife. Mr. Peterson disclaims beneficial ownership of those 34,548 shares. Includes 14,449 shares of Class A common stock owned beneficially by Mr. Peterson as trustee of a GST Investment Share Trust for benefit of Mr. Peterson and 34,298 shares of Class A common stock owned beneficially by Mr. Peterson as trustee of two GST Investment Share Trusts for benefit of Mr. Peterson's two sisters. Includes 11,815 shares of Class A common stock which Mr. Peterson has the right to acquire pursuant to stock options.

(9) Includes 5,384 shares of Class A common stock which Mr. Reilly's wife holds as custodian for one of their children. Mr. Reilly disclaims beneficial ownership of those 5,384 shares. Includes 11,815 shares of Class A common stock which Mr. Reilly has the right to acquire pursuant to stock options.

(10) Includes 138,333 shares of Class A common stock which Mr. Taylor has the right to acquire pursuant to stock options.

(11) Includes 55,000 shares of Class A common stock which Mr. Dalton has the right to acquire pursuant to stock options.

(12) Includes 28,989 shares of Class A common stock which Mr. Mills has the right to acquire pursuant to stock options.

(13) Includes 836,123 shares of Class A common stock which all current directors and executive officers as a group have the right to acquire pursuant to stock options.

(14) No shares of Class B common stock are beneficially owned by non-employee directors.

(15) Based on information as of June 30, 2000.

(16) Includes 35,000 shares of Class A common stock which Mr. Fox has the right to acquire pursuant to stock options.

(17) Includes 55,000 shares of Class A common stock which Mr. Missildine has the right to acquire pursuant to stock options.

(18) Includes 27,500 shares of Class A common stock which Mr. Wiegner has the right to acquire pursuant to stock options.

            MARKET PRICE OF LILLY INDUSTRIES CLASS A COMMON STOCK AND
                              DIVIDEND INFORMATION

     Lilly Industries Class A common stock is traded on the New York Stock Exchange, Inc. under the symbol "LI". The table below sets forth by quarter, since the beginning of Lilly Industries' fiscal year ended November 30, 1998, the high and low sale prices of Lilly Industries Class A common stock on the NYSE Composite Transactions Tape, as reported in THE WALL STREET JOURNAL, and the dividends paid per share.

                                              MARKET PRICES
                                              -------------           DIVIDENDS
                                            HIGH         LOW          PER SHARE
                                            ----         ---          ---------
    FISCAL YEAR 1998

        1st Quarter Ended February 28.... $  20 5/8     $ 17 7/8      $  .08
        2nd Quarter Ended May 31.........    22 3/4       17 3/4         .08
        3rd Quarter Ended August 31......    24 5/8       18 1/2         .08
        4th Quarter Ended November 30....    19 7/8       14 3/8         .08

    FISCAL YEAR 1999

        1st Quarter Ended February 28.... $  20 1/8     $ 16 1/4      $  .08
        2nd Quarter Ended May 31.........    19 3/8       14             .08
        3rd Quarter Ended August 31......    19 3/4       15 5/8         .08
        4th Quarter Ended November 30....    16 1/4       13 1/8         .08

    FISCAL YEAR 2000

        1st Quarter Ended February 29.... $  15 3/16    $ 12 5/8      $  .08
        2nd Quarter Ended May 31.........    15           10 1/2         .08
        3rd Quarter Ended August 31
           (through July 24, 2000).......    30 3/4       12 7/8         .08

     On June 23, 2000, the last full trading day prior to the public announcement of the merger agreement, the high and low sale prices of Lilly Industries Class A common stock as reported on the NYSE Composite Transactions Tape were $13 13/16 and $12 7/8, respectively. On [ ], 2000, the last full trading day prior to the date of this proxy statement, the closing price of Lilly Industries Class A common stock as reported on the NYSE Composite Transactions Tape was [ ].

     Lilly Industries shareholders are encouraged to obtain current market quotations for Lilly Industries Class A common stock.

     Lilly Industries Class B common stock is not listed or traded on any national securities exchange or automatic quotation system.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on our current plans and expectations relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled "Summary Term Sheet for the Merger" and "The Merger" and other sections of this proxy statement. These forward-looking statements should be read in conjunction with the section entitled "Forward Looking Statements" in
Item 1 of our Annual Report on Form 10-K for the year ended November 30, 1999, which describes many of the external factors that could cause our actual results to differ materially from our expectations. Our Form 10-K is on file with the Securities and Exchange Commission, and a copy is available without charge upon written request to: John C. Elbin, Secretary, Lilly Industries, Inc., 200 West 103rd Street, Indianapolis, Indiana 46290. The Form 10-K is also available via the Internet at WWW.SEC.GOV. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement because of many factors, such as competition within the industrial coatings and specialty chemical industry, the cyclicality of the industrial coatings and specialty chemical business, the completion and impact of the merger on operating results and capital resources, the impact on profitability of economic and market conditions, and the impact on cash requirements and liquidity.

     Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

     All information contained in this proxy statement with respect to Valspar, Merger Sub and the financing for the merger has been supplied by and is the responsibility of Valspar.

                          FUTURE SHAREHOLDER PROPOSALS

     Lilly Industries intends to hold an annual meeting in 2001 only if the merger is not completed. Proposals of shareholders intended to be presented at the Annual Meeting to be held in April of 2001 must be received by Lilly Industries at its principal executive offices for inclusion in the proxy statement and form of proxy relating to that meeting no later than October 28, 2000. If Lilly Industries does not receive notice by January 12, 2001 of any other matter which a shareholder desires to bring before the 2001 Annual Meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, then the proxies designated by the Lilly Industries board for that meeting may vote in their discretion on any such matter without mention of the matter in Lilly Industries' proxy statement or proxy card for that annual meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

     Each of Lilly Industries and Valspar is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Each company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at WWW.SEC.GOV, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

     You may also read reports, proxy statements and other information relating to Lilly Industries and Valspar at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Lilly Industries incorporates by reference into this proxy statement the following documents that Valspar has filed with the SEC (File No. 001-03011):
(1) Annual Report on Form 10-K for the year ended October 31, 1999, (2) Quarterly Reports on Form 10-Q for the periods ended January 28, 2000 and April 28, 2000, and (3) Current Report on Form 8-K filed on May 3, 2000. A copy of each of these documents is being furnished together with the copy of this proxy statement that is being sent to security holders.

     All documents and reports filed by Valspar pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement from the date of filing of those documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents (other than the exhibits expressly incorporated in those documents by reference). Requests should be directed to: Secretary, The Valspar Corporation, 1101 Third Street South, Minneapolis, Minnesota 55415, telephone: (612) 332-7371. A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.

     WE HAVE AUTHORIZED NO ONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANY THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS WE HAVE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                                                      APPENDIX A



                                                                 EXECUTION COPY






                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                  JUNE 23, 2000

                                     BY AND

                                      AMONG

                             LILLY INDUSTRIES, INC.,

                             THE VALSPAR CORPORATION

                                       AND

                              VAL ACQUISITION CORP.

                                TABLE OF CONTENTS


ARTICLE I     THE MERGER....................................................1
              SECTION 1.01. The Merger......................................1
              SECTION 1.02. Conversion of Shares............................1
              SECTION 1.03. Payment for Shares..............................2
              SECTION 1.04. Stock Options...................................4

ARTICLE II    SURVIVING CORPORATION; DIRECTORS AND OFFICERS.................4
              SECTION 2.01. Articles of Incorporation.......................4
              SECTION 2.02. By-Laws.........................................4
              SECTION 2.03. Directors and Officers..........................4

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......5
              SECTION 3.01. Organization and Qualification..................5
              SECTION 3.02. Authority; Non-Contravention; Approvals.........5
              SECTION 3.03. Proxy Statement.................................6
              SECTION 3.04. Ownership of Company Common Stock...............6
              SECTION 3.05. Financing.......................................6
              SECTION 3.06. Brokers and Finders.............................7

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................7
              SECTION 4.01. Organization and Qualification..................7
              SECTION 4.02. Capitalization..................................7
              SECTION 4.03. Subsidiaries....................................8
              SECTION 4.04. Authority; Non-Contravention; Approvals.........9
              SECTION 4.05. Reports and Financial Statements...............10
              SECTION 4.06. Absence of Undisclosed Liabilities.............11
              SECTION 4.07. Absence of Certain Changes or Events...........11
              SECTION 4.08. Litigation.....................................11
              SECTION 4.09. Proxy Statement................................11
              SECTION 4.10. No Violation of Law............................12
              SECTION 4.11. Material Contracts; Compliance with Agreements.12
              SECTION 4.12. Taxes..........................................13
              SECTION 4.13. Employee Benefit Plans; ERISA..................13
              SECTION 4.14. Collective Bargaining Agreements; Labor
                            Controversies..................................15
              SECTION 4.15. Environmental Matters..........................16
              SECTION 4.16. Intellectual Property..........................17
              SECTION 4.17. Company Shareholders' Approval.................17
              SECTION 4.18. Opinion of Financial Advisor...................17
              SECTION 4.19. Brokers and Finders............................17

ARTICLE V     COVENANTS....................................................17
              SECTION 5.01. Conduct of Business by the Company Pending the
                            Merger......................................   17
              SECTION 5.02. Control of the Company's Operations............20
              SECTION 5.03. Acquisition Transactions.......................20
              SECTION 5.04. Access to Information; Confidentiality.........21
              SECTION 5.05. Notices of Certain Events......................22
              SECTION 5.06. Merger Sub.....................................23
              SECTION 5.07. Employee Benefits..............................23
              SECTION 5.08. Meeting of the Company's Shareholders..........24
              SECTION 5.09. Proxy Statement................................24
              SECTION 5.10. Public Announcements...........................25
              SECTION 5.11. Expenses and Fees..............................25
              SECTION 5.12. Agreement to Cooperate.........................25
              SECTION 5.13. Directors' and Officers' Indemnification.......27
              SECTION 5.14. State Takeover Laws............................28
              SECTION 5.15. Employee Stock Purchase Plan...................28

ARTICLE VI    CONDITIONS TO THE MERGER.....................................29
              SECTION 6.01. Conditions to the Obligations of Each Party....29
              SECTION 6.02. Conditions to Obligation of the Company to
                            Effect the Merger..............................29
              SECTION 6.03. Conditions to Obligations of Parent and
                            Subsidiary to Effect the Merger................30

ARTICLE VII   TERMINATION..................................................30
              SECTION 7.01. Termination....................................30

ARTICLE VIII  MISCELLANEOUS................................................32
              SECTION 8.01. Effect of Termination..........................32
              SECTION 8.02. Non-Survival of Representations and Warranties.32
              SECTION 8.03. Notices........................................32
              SECTION 8.04. Interpretation.................................33
              SECTION 8.05. Miscellaneous..................................33
              SECTION 8.06. Counterparts...................................34
              SECTION 8.07. Amendments; Extensions.........................34
              SECTION 8.08. Entire Agreement...............................34
              SECTION 8.09. Severability...................................34
              SECTION 8.10. Specific Performance...........................34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June
23, 2000, among Lilly Industries, Inc., an Indiana corporation (the "Company"), The Valspar Corporation, a Delaware corporation ("Parent"), and Val Acquisition Corp., an Indiana corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and have adopted this Agreement as a plan of merger pursuant to the Business Corporation Law of the State of Indiana (the "IBCL"); and

     WHEREAS, the Merger is subject to approval by the Company's stockholders, as provided herein, and the Board of Directors of the Company has agreed to recommend such approval, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

     SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the IBCL, Merger Sub shall be merged with and into the Company (the "Merger") at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation"), and the separate corporate existence of Merger Sub shall cease.

     (b) The Merger shall be consummated by filing with the Secretary of State of the State of Indiana articles of merger (the "Articles of Merger") in accordance with the IBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed, or at such later time after the Articles of Merger are so filed as Merger Sub and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     (c) The Merger shall have the effects specified under the IBCL.

     SECTION 1.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

                    (a) Each issued and outstanding share of the Company's Class
               A Common Stock, without par value (the "Class A Common Stock"), and of the Company's Class B Common Stock, without par value (the "Class B Common

               Stock," and together with the Class A Common Stock, the "Company Common Stock"), held by the Company as treasury stock and each issued and outstanding share of Company Common Stock owned by any wholly owned subsidiary of the Company or of Parent shall be cancelled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto.

                    (b) Each issued and outstanding share of Company Common
               Stock, other than shares of Company Common Stock referred to in paragraph (a) above, shall be converted into the right to receive an amount in cash, without interest, equal to $31.75 (the "Merger Consideration"). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, applicable thereto.

                    (c) Each issued and outstanding share of capital stock of
               Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

     SECTION 1.03. Payment for Shares. (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing shares of Company Common Stock and shall enter into a disbursing agent agreement with the Disbursing Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's shareholders cash in an aggregate amount necessary to make the payments pursuant to Section
1.02 to all holders of shares of Company Common Stock (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall invest the Exchange Fund as the Surviving Corporation directs in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any net profit resulting from, or interest or income produced by, such investments shall be held in the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

     (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.02, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the applicable Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. Notwithstanding anything to the contrary, in the event that prior to the Effective Time the Company shall declare any dividend or distribution with respect to shares of Company Common Stock, and such dividend or distribution shall have a record date on or prior to the Effective Time and shall not have been paid prior to the Effective Time, each holder of shares of Company Common Stock on the record date shall be entitled to receive such dividend or distribution from the Surviving Corporation. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.03, each Certificate (other than Certificates representing shares of Company Common Stock which have been cancelled) shall represent for all purposes only the right to receive in cash the Merger Consideration multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

     (c) At and after the Effective Time, there shall be no registration of transfers of shares of Company Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Agreement. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

     (d) At any time more than six months after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, any interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Company Common Stock shall look only to Parent (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official to the extent required by any abandoned property, escheat or other similar law.

     SECTION 1.04. Stock Options. The Company shall (a) terminate the Company's 1991 Director Stock Option Plan and 1992 Stock Option Plan (collectively, the "Company Option Plans") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) following such termination grant no additional Options under the Company Option Plans. Prior to the Effective Time, the Company shall use its reasonable efforts to take all actions necessary (including obtaining any consents necessary from holders of Options), so that, as of the Effective Time, each outstanding Option shall be cancelled in return for a lump sum cash payment to the holder thereof by Parent or the Surviving Corporation, equal to the product of (i) the total number of shares of Company Common Stock subject to the Option immediately prior to the Effective Time (whether or not vested) and
(ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option, plus, to holders of non-qualified options (other than non-employee directors), an amount equal to 35% of the foregoing lump sum cash payment; less in each case any applicable withholding.

                                   ARTICLE II




                 SURVIVING CORPORATION; DIRECTORS AND OFFICERS

     SECTION 2.01. Articles of Incorporation. The Articles of Incorporation of the Merger Sub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     SECTION 2.02. By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law and the Surviving Corporation's Articles of Incorporation.

     SECTION 2.03. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated and delivered by Parent to the Company as of the date hereof (the "Parent Disclosure Schedule"):

     SECTION 3.01. Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a material adverse effect on the business, properties, operations, assets, financial condition or results of operations of Parent and its subsidiaries, taken as a whole (a "Parent Material Adverse Effect").

     SECTION 3.02. Authority; Non-Contravention; Approvals. (a) Parent and Merger Sub each have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings (including any shareholder approval) on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, subject, in the case of consummation, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind

(each a "Contract" and collectively "Contracts") to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining and/or giving (prior to the Effective Time) consents required from and/or notices required to third parties as specified in
Section 3.02(b) of the Parent Disclosure Schedule (the "Parent Third Party Approvals") and other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) applicable filings, if any, with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) filing of the Articles of Merger with the Secretary of State of the State of Indiana in connection with the Merger and (iv) any required filings with or approvals from authorities of any state or foreign country in which the Company or its subsidiaries conduct any business or own any assets (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     SECTION 3.03. Proxy Statement. None of the information to be supplied by Parent or its subsidiaries for inclusion in any proxy statement or information statement to be distributed in connection with the Company Meeting (the "Proxy Statement") will, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     SECTION 3.04. Ownership of Company Common Stock. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

     SECTION 3.05. Financing. Without prejudice to the fact that this Agreement does not provide for any financing condition or contingency, Parent has provided to the Company a true and complete copy (not including schedules or exhibits) of a financing commitment letter signed by the lender for the financing necessary to consummate the Merger and to pay all associated costs and expenses (including any refinancing of indebtedness of Parent or the Company required in connection therewith). Parent will, at the Effective Time, have available cash in an amount sufficient to consummate the transactions contemplated hereby, including, without limitation, to pay the aggregate Merger Consideration to be paid to the

Company's shareholders in the Merger and the aggregate consideration to be paid to holders of Options.

     SECTION 3.06. Brokers and Finders. Except as disclosed in the Parent Disclosure Schedule, Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Reports or the disclosure schedule dated and delivered by the Company to Parent as of the date hereof (the "Company Disclosure Schedule"):

     SECTION 4.01. Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the Company's Amended and Restated Articles of Incorporation and Code of By-Laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

     SECTION 4.02. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock of which 97,000,000 are shares of Class A Common Stock and 3,000,000 are shares of Class B Common Stock. As of May 31, 2000, (i) 22,715,254 shares of Class A Common Stock, and 501,766 shares of Class B Common Stock, including in each case the associated Rights (as defined in Section 4.02(b)), were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) 5,290,008 shares of Class A Common Stock and 38,234 shares of Class B Common Stock were held in the treasury of the Company and (iii) 2,738,933 shares of Class A Common Stock and no shares of Class B Common Stock were reserved for issuance upon exercise of options issued and outstanding. Since May 31, 2000 through the date hereof, except as permitted by the Agreement, (i) no shares of Company Common Stock have been issued except in connection with the exercise of options issued and outstanding and except for shares of Company Common Stock required to be issued in connection with the Company's existing Dividend Reinvestment Plan (the "DRP"), Employee Savings 401(k) Plan (the "401(k) Plan") or Employee Stock Purchase Plan (the "ESPP") and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made except Rights in accordance with the terms of the Rights Agreement.

     (b) Except for the Common Share Purchase Rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of January 12, 1996, by and between the Company and National City Bank (the "Rights Agent"), or for options issued and outstanding, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other antitakeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of options issued and outstanding or (ii) (other than advances to subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as otherwise contemplated by this Agreement there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Board of Directors of the Company has taken all action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent) to provide that (i) none of the Parent and its subsidiaries shall become an "Acquiring Person" and no "Share Acquisition Date" shall occur as a result of the execution, delivery and performance of this Agreement and the consummation of the Merger, (ii) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or any of the transactions contemplated hereby and (iii) the Rights will expire without any further force or effect as of immediately prior to the consummation of the Merger. Upon execution of such amendment to the Rights Agreement by the Rights Agent, such amendment to the Rights Agreement shall become effective and shall remain in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

            (c)The Company has previously made available to Parent complete and correct copies of the Company Option Plans, including all amendments thereto. The Company has previously made available to Parent a complete and correct list setting forth as of May 31, 2000, (i) the number of Options outstanding and (ii) the weighted average exercise price for all outstanding Options. Since May 31, 2000, the Company has not granted or agreed to grant any Options.


     SECTION 4.03. Subsidiaries. Each direct and indirect subsidiary of the Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens (other than liens arising by operation of law), claims, encumbrances, security interests, equities and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its subsidiaries.

     SECTION 4.04. Authority; Non-Contravention; Approvals. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Shareholder Approval, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Shareholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, contractually require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective articles or certificates of incorporation or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Shareholder Approval, or (iii) any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, subject, in the case of consummation, to obtaining and/or giving (prior to the Effective Time) consents required from and/or notices required to third parties as specified in Section 4.04(b) of the Company Disclosure Schedule (the "Company Third Party Approvals") and other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Proxy Statement with the SEC pursuant to the Exchange Act,
(iii) the filing of the Articles of Merger with the Secretary of State of the State of Indiana in connection with the Merger, (iv) any filings with or approvals from authorities required solely by virtue of the jurisdictions in which Parent or its subsidiaries conduct any business or own any assets and (v) any required filings with or approvals from applicable domestic or foreign environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (v) and those disclosed in Section 4.04(c) of the Company Disclosure Schedule are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger.

     (d) The Board of Directors of the Company has adopted resolutions to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions of Sections 23-1-42-1 to 11 and Sections 23-1-43-1 to 24 of the IBCL, and, accordingly, none of such Sections applies to any such transactions.

     SECTION 4.05. Reports and Financial Statements. Since January 1, 1998, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, posteffective amendments and supplements thereto) (the "Company SEC Reports") required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates except as amended or supplemented prior to the date hereof, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the twelve months ended November 30, 1999 and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "Company 10-Q") for the quarterly period ended February 29, 2000 (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of the unaudited financial statements, to normal year-end adjustments).

     SECTION 4.06. Absence of Undisclosed Liabilities. Except as disclosed in the Company Financial Statements or the notes thereto, neither the Company nor any of its subsidiaries had at February 29, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business and consistent with past practices and (b) liabilities, obligations or contingencies which would not reasonably be expected to have a Company Material Adverse Effect, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied which are not, excluding all matters set forth on the Company Disclosure Schedules, material to the Company and its subsidiaries taken as a whole.

     SECTION 4.07. Absence of Certain Changes or Events. Since February 29, 2000, there has not been any Company Material Adverse Effect. From February 29, 2000 through the date hereof, the Company and its subsidiaries have conducted their business and operations in the ordinary course of business and consistent with past practice and there has not been any amendment to the Company's charter or bylaws.

     SECTION 4.08. Litigation. As of the date hereof, there are no claims, suits, actions or proceedings ("Claims") pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits the consummation of the transactions contemplated hereby or would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no Claims pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator or mediator, alleging that the Company or any of its subsidiaries has liability arising from the presence of lead in any product sold by the Company or any of its subsidiaries.

     SECTION 4.09. Proxy Statement. None of the information to be supplied by the Company or its subsidiaries for inclusion in the Proxy Statement will, at the time of the mailing thereof and any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Merger Sub or any stockholder of Parent for inclusion therein.

     SECTION 4.10. No Violation of Law. As of the date hereof, neither the Company nor any of its subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) or other legal requirement of any governmental or regulatory body or authority, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any governmental or regulatory body or authority is pending as to which the Company has received notice or, to the knowledge of the Company, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, as of the date hereof other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.11. Material Contracts; Compliance with Agreements. (a) Except for those agreements and other documents filed as exhibits to the Company SEC Reports, none of the Company or its subsidiaries is a party to, bound by or subject to any Contract that (i) is a "material contract" within the meaning of
Item 601(b)(10) of Regulation S-K of the SEC or (ii) restricts the Company to from conducting its business in any geographical regions or selling any lines of product.

     (b) Since January 1, 1998 through the date hereof, neither the Company nor any of its subsidiaries has entered into any Contract (other than any Contract entered into in the ordinary course or for current assets or fixed or capital assets) (i) to acquire (including by way of merger, consolidation or acquisition of stock or assets) any company or business or any division thereof or material portion of the assets thereof for over $7,500,000 in value or (ii) to sell or commit to sell, transfer or otherwise dispose of (including by way of merger, consolidation or acquisition of stock or assets) any business or assets of the Company or such subsidiary for over $7,500,000 in value.

     (c) The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (i) the respective articles or certificates of incorporation, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (ii) any Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than as would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, there has been no material default, cancellation or breach by any other party to any material Contract to which the Company or any of its subsidiaries is a party.

     SECTION 4.12. Taxes. (a) The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all taxes shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax would not, individually or in the aggregate, have a Company Material Adverse Effect. The liabilities and reserves for Taxes reflected in the Company's latest balance sheet included in the Company 10-Q to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with generally accepted accounting principles, and there is no material liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith and reserved against in accordance with generally accepted accounting principles. As of the date hereof, there are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which would reasonably be expected to be material to the Company. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of material Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of the Company.

     (b) The Company and each of its subsidiaries have withheld or collected and have paid over to the appropriate governmental entities (or are properly holding for such payment) all material Taxes required to be collected or withheld.

     (c) For purposes of this Agreement, "Tax" (including, with correlative meaning, the terms "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, communications services, severance, stamp, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect to such penalties and additions, and includes any liability for Taxes of another person by contract, as a transferee or successor, under Treas. Reg. 1.1502-6 or analogous state, local or foreign law provision or otherwise, and "Tax Return" means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     SECTION 4.13. Employee Benefit Plans; ERISA. (a) Section 4.13(a) of the Disclosure Schedule includes a complete list of (i) each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute (other than employee benefit plans, programs or policies providing benefits to non-U.S. employees of the Company), including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA, and including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan")) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy (collectively, the "Employee Benefit Plans") and (ii) each employment and severance agreement pursuant to which the Company or any of its subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $250,000 per year or $500,000 in the aggregate (each, a "Material Employment Agreement").

     (b) With respect to each Employee Benefit Plan other than a Multiemployer Plan (a "Plan"), the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents, or in other documents, delivered or made available to Parent, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

     (c) The IRS has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code (a "Qualified Plan") and the related trust that has not been revoked, and there are no circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, which cannot be cured without a Company Material Adverse Effect. For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended.

     (d) Except as would not have a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Employee Benefit Plans and each Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and its subsidiaries nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its subsidiaries or any person that the Company or any of its subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

     (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its subsidiaries, or result in any limitation on the right of the Company or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     (f) With respect to each Plan that is subject to Title IV or Section
302 of ERISA or Section 412 or 4971 of the Code, except as would not have a Company Material Adverse Effect: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of
Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iii) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries; and (v) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

     (g) No Employee Benefit Plan is a Multiemployer Plan, none of the Company and its subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company and its subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability to a Multiemployer Plan that has not been satisfied in full.

     SECTION 4.14. Collective Bargaining Agreements; Labor Controversies. As of the date hereof, none of Seller or its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union or labor organization. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions) of any of their employees that would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such organizational efforts which would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.15. Environmental Matters. (a) (i) The Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having and complying with all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) there has been no release or threatened release, and none of the properties owned or, to the Company's knowledge, operated by the Company or any of its subsidiaries contain any Hazardous Substance in violation of or requiring remediation, corrective action, removal, response or cleanup under any Environmental Law as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since January 1, 1997, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses or real property, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law or claims for remedial action or any injury or damage to human health, property, natural resources or the environment, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (vi) that would not reasonably be expected to have a Company Material Adverse Effect.

     (b) As used herein, "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, common law, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect at the date hereof.

     (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any

Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

     SECTION 4.16. Intellectual Property. The Company and its subsidiaries have through ownership or licensing or otherwise all intellectual property rights necessary for the conduct of the business of the Company and its subsidiaries as it is presently being conducted. Neither the Company nor any of its subsidiaries has infringed any intellectual property rights of any third party other than any infringements that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.17. Company Shareholders' Approval. The affirmative vote of shareholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of all votes entitled to be cast by the holders of the outstanding shares of Company Common Stock, having equal voting rights, share for share, voting as one class.

     SECTION 4.18. Opinion of Financial Advisor. As of the date hereof, the Company's financial advisor, Wasserstein Perella & Co., Inc. (the "Company Financial Advisor"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing (the "Fairness Opinion"), to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view. Subject to the prior review and consent by the Company Financial Advisor, the Fairness Opinion shall be available for inclusion in its entirety in the Proxy Statement.

     SECTION 4.19. Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor. The Company has previously disclosed the fee schedule for the Company Financial Advisor to Parent.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by this Agreement or disclosed in Section 5.01 of the Company Disclosure Schedule, after the date hereof and prior to the Effective Time, without Parent's prior consent (which shall not be unreasonably withheld), the Company shall, and shall cause its subsidiaries to:

                    (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

                    (b) not (i) amend or propose to amend their respective
               articles of incorporation or by-laws or equivalent constitutional documents, (ii) split, combine or reclassify their outstanding capital stock, (iii) effect any merger, corporate restructuring or liquidation of the Company or any of its subsidiaries, or (iv) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or its subsidiary by a subsidiary of the Company and regular quarterly dividends on Company Common Stock of not more than $.08 per share declared and paid at times consistent with past practice;

                    (c) not issue, sell, pledge or dispose of, or agree to
               issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon exercise of Options outstanding on the date hereof;

                    (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business consistent with past practice up to the amount of the existing borrowing limit of the Company's existing credit facilities on the date hereof (which is $150 million) and (B) borrowings to refinance existing indebtedness on market terms, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Options pursuant to the terms of the Company Option Plans, or to use for the 401(k) Plan, the DRP or the ESPP, (iii) make any acquisition of any assets or businesses in excess of the amounts set forth in
               Section 5.01 of the Company Disclosure Schedule other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business consistent with Section 5.01(i) below, or (iv) sell, pledge, lease, dispose of or encumber any material assets or businesses other than (A) sales of businesses or assets disclosed in the Company Disclosure Schedule, (B) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, (C) sales or dispositions of businesses or assets as may be required by applicable law, or (D) sales of idle facilities and related assets;

                    (e) use all reasonable efforts to preserve intact their
               respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, suppliers and others having business relationships with them other than as contemplated by the terms of this Agreement;

                    (f) not enter into or amend any employment, severance,
               special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or with any other persons, except (i) as required to comply with applicable law, (ii) pursuant to previously existing contractual arrangements or policies or (iii) employment agreements entered into with a person who is hired by the Company or one of its subsidiaries after the date hereof in the ordinary course of business, provided that such employment agreement would not qualify as a Material Employment Agreement;

                    (g) not increase the salary or monetary compensation of any person except for increases in the ordinary course of business consistent with past practice or except as required to comply with applicable law or pursuant to previously existing contractual arrangements;

                    (h) not adopt, enter into or amend to increase benefits or obligations of any Plan or Material Employment Agreement, except
               (i) as required to comply with changes in applicable law, (ii) any of the foregoing involving any such then existing plans, agreements, trusts, funds or arrangements of any company acquired after the date hereof or (iii) as required pursuant to existing contractual arrangements;

                    (i) not make capital expenditures, or enter into any binding commitment or contract to make such expenditures in excess of the amount specified for years 2000 and 2001 in Section 5.01 of the Company Disclosure Schedules;

                    (j) not enter into any contract or commitment (i) providing for the provision of products by the Company or any of its subsidiaries that has a term of more than three years and which is reasonably expected to generate more than $25 million in revenues over its term or more than $10 million in revenues per year or (ii) providing for the purchase of services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $25 million over its term;

                    (k) not make, change or revoke any material Tax election
               unless required by law or make any agreement or settlement with any taxing authority regarding any material amount of Taxes or which would reasonably be expected to materially increase the obligations of the Company or the Surviving Corporation to pay Taxes in the future;

                    (l) (i) prepare or file any Tax Return inconsistent with
               past practice or (ii) on such Tax Return, take any position, make any election or adopt any method that is inconsistent with position taken, elections made or methods used in preparing and filing similar Tax Returns in prior years, other than, in either case, as required by law and other than in the ordinary course;

                    (m) make any change in accounting policies, procedures,
               methods, assumptions or principles (other than changes required by law or generally accepted accounting principles);

                    (n) amend or modify in any material respect any existing
               material Contract except in the ordinary course of business and except for extensions of existing agreements;

                    (o) enter into any settlement or similar agreement with
               respect to any Claim to which the Company or any of its subsidiaries is a party, which settlement or agreement, involves the payment by the Company of an amount in excess of the amount set forth in Section 5.01 of the Company Disclosure Schedule; or

                    (p) enter into any agreement to do any of the foregoing.

     SECTION 5.02. Control of the Company's Operations. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

     SECTION 5.03. Acquisition Transactions. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, and the Company shall use its reasonable best efforts to cause any officer, director or employee of the Company, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business, properties or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

     (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, the Company may, in response to an unsolicited bona fide written offer or proposal with respect to an Acquisition Transaction (an "Acquisition Proposal") from a corporation, partnership, person or other entity or group (a "Potential Acquirer") which the Company's Board of Directors determines, in good faith and after consultation with and consideration of the views of its independent financial advisor and legal counsel, could reasonably likely lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquirer. For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal which the Company's Board of Directors determines, taking into account all legal, financial, regulatory and other aspects of the proposal, in its good faith judgment and after consultation with and consideration of the views of its independent financial advisor and legal counsel, is (i) reasonably likely to be consummated and (ii) would, if consummated, be more favorable to the Company's stockholders than the Merger.

     (c) The Company shall as promptly as practicable notify Parent after receipt of any Acquisition Proposal, or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the material terms and conditions of such proposal, inquiry or contact to the extent known.

     SECTION 5.04. Access to Information; Confidentiality.

     (a) Except for competitively sensitive information as to which access, use and treatment is covered by Section 5.04(b), and subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request and will use reasonable best efforts to cause the cooperation of the Company's officers, employees, counsel, accountants, consultants and financial advisors in connection with the investigation of the Company by Parent and the Parent Representatives; provided, however, such investigation shall not unreasonably disrupt the Company's operations. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement previously entered into between Parent and the Company (the "Confidentiality Agreement"), and, as applicable, "Common Interest Material" or "Confidential Information" for purposes of the Joint Defense, Common Interest and Confidentiality Agreement among the parties thereto, previously entered into (the "Joint Defense Agreement"), the terms of each of which shall continue in force until the Effective Time provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Shareholder Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which (in consultation with outside counsel) (i) it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, (ii) constitutes information protected by attorney/client privilege, or (iii) the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties. No investigation pursuant to this Section

5.04(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     (b) As promptly as possible following the date hereof the parties intend to establish an appropriate protocol which shall remain in place until the expiration of the applicable waiting periods under the HSR Act pursuant to which the Company may disclose to a limited number of representatives of the Parent confidential information which is competitively sensitive in nature for the purpose of preparing filings required under the HSR Act, and otherwise consistent with the advice of the parties outside antitrust counsel. Any such information shall be "Evaluation Material" for purposes of the Confidentiality Agreement. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of such materials (the Company or Parent as the case may be) or its legal counsel.

     (c) The Company shall make reasonable best efforts to segregate and preserve unchanged in a secure location until the Effective Time all documentation contained in the data room to which Parent Representatives were given access prior to the date hereof, and as soon as practicable after the Closing such documentation shall be transferred to the possession of the Company. Parent Representatives shall be given access to such documentation in accordance with Section 5.04(a).

     SECTION 5.05. Notices of Certain Events. (a) The Company shall promptly after any of the 16 executive officers of the Company acquire knowledge thereof, notify Parent of: (i) any notice or other communication from any person alleging that the consent of such person (or another person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which the Company or any of its subsidiaries is a party or the failure of which to obtain would materially delay consummation of the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims, investigations or proceedings commenced against the Company or any of its subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

     (b) Each of Parent and Merger Sub shall promptly after any of the executive officers of the Parent acquire knowledge thereof, notify the Company of: (i) any notice or other communication from any person alleging that the consent of such person (or other person) is or may be required in connection with the transactions contemplated by this Agreement which consent relates to a material Contract to which Parent or its subsidiaries are a party or the failure of which to obtain would materially delay the Merger, (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, investigations or proceedings commenced against Parent or Merger Sub that relate to consummation of the transactions contemplated by this Agreement.

     (c) Subject to the provisions of Section 5.03, each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate at the Effective Time unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, and (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder unless such failure or occurrence would not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.05(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.06. Merger Sub. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

     SECTION 5.07. Employee Benefits. (a) From and after the Effective Time, Parent and its affiliates shall assume and honor all Employee Benefit Plans and Material Employment Agreements in accordance with their terms as in effect immediately before the Effective Time, including the Company's severance plan (the "Severance Plan"), subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than two years following the Effective Time, Parent shall provide, or shall cause to be provided, to current employees of the Company and its Subsidiaries (the "Company Employees") compensation and employee benefits that are, in the aggregate, not less favorable than those provided to similarly situated employees of Parent and its affiliates. Without limiting the generality of the foregoing, the Lilly Industries, Inc. Severance Plan, as amended as of June 23, 2000, shall remain in effect, without any amendments that are adverse to eligible employees thereunder, for the benefit of Company Employees, for not less than two years following the Effective Time. The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular Employee Benefit Plan to the extent permitted by its terms as in effect immediately before the Effective Time.

     (b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Effective Time (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

     (c) Without limited the generality of the foregoing, Parent shall cause Company Employees whose employment is involuntarily terminated after the Effective Time to be provided with outplacement services consistent with Parent's current practices for its employees.

     (d) For so long after the Effective Time as the Company maintains the cash or deferred arrangement under Section 401(k) of the Code in which Company Employees participate immediately prior to the Effective Time and Parent's 401(k) plans have a loan feature, Parent shall cause the plan to retain the loan feature of such plan.

     SECTION 5.08. Meeting of the Company's Shareholders. The Company shall on a timely basis take all action necessary in accordance with the IBCL and its Amended and Restated Articles of Incorporation and Code of By-Laws to convene a meeting of the Company's shareholders (the "Company Meeting") to vote on the Merger and on this Agreement. The Board of Directors of the Company shall recommend that the Company's shareholders vote to approve and adopt this Agreement and the Merger, and use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and this Agreement and to take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the IBCL to effect the Merger; provided, however, that the Board of Directors may change or withdraw such recommendation in any respect and not take such efforts to solicit proxies if the Board of Directors determines in good faith, based on the advice of outside counsel, that the failure to take such action would likely result in a violation of the Board of Directors' fiduciary duties. Nothing herein shall impair the Company's ability to take and disclose a position contemplated by Rule 14e-2 under the Exchange Act or otherwise to comply with applicable securities laws.

     SECTION 5.09. Proxy Statement. Reasonably promptly after execution of this Agreement, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent reasonably promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. Prior to the date of approval of the Merger by the Company's shareholders, each of the Company, Parent and Merger Sub shall correct promptly any information provided by it and used in the Proxy Statement that shall have become false or misleading in any material respect and the Company shall take all steps necessary to file with the SEC and cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the shareholders of the Company, in each case to the extent required by applicable law.

     SECTION 5.10. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 5.11. Expenses and Fees. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company.

     (b) If this Agreement shall be terminated:

                    (i) by Parent pursuant to clause (f) of Section 7.01, the
               Company shall pay to Parent the Company Termination Fee upon termination of this Agreement;

                    (ii) by either party pursuant to (g) of Section 7.01 and (A)
               at any time after the date of this Agreement and prior to the time of the vote of the shareholders of the Company an Acquisition Proposal has been made to the Company and (B) within 12 months of termination the Company enters into a binding written agreement with respect to such Acquisition Proposal, the Company shall pay the Company Termination Fee within two business days of entry into such binding written agreement; or

                    (iii) by the Company pursuant to clause (e) of Section 7.01, the Company shall pay the Company Termination Fee upon termination of this Agreement.

            For purposes of the foregoing, "Company Termination Fee" shall mean an amount equal to $25 million in cash.

     SECTION 5.12. Agreement to Cooperate. (a) Subject to the terms and conditions of this Agreement Parent shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), including through all possible appeals. The Company shall cooperate with Parent's efforts pursuant to the foregoing sentence. In addition, subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, none of the parties hereto shall knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent consummation of the Merger.

     (b) In addition to and without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to 3 business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Agency relate to antitrust matters). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries or requests received from any domestic or foreign government or governmental agency or authority (each, a "Governmental Agency") for additional information or documentation, (ii) (A) promptly notify the other party of any written communication to that party from any Governmental Agency and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing,
(B) to the extent practicable, permit the other party to review and discuss in advance and consider in good faith the views of one another in connection with, any proposed written (or any material oral) communication with any Governmental Entity; (C) not agree to participate in any substantive meeting or discussion with any Governmental Agency in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Agency, gives the other party the opportunity to attend and participate thereat, and (D) furnish the other party with copies of all correspondence, filings and communications (and memoranda, if any, setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger, and (iii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Agency not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which shall not be unreasonably withheld). Parent shall offer to take (and if such offer is accepted, commit to take) all steps that it is capable of taking to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Agency with respect to the Merger so as to enable the Effective Time to occur prior to June 30, 2001 (the "Outside Date") and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. In addition to and without limiting the foregoing, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective subsidiaries, in order to avoid the filing of any suit or proceeding or the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Effective Time beyond the Outside Date, or which may be necessary to allow the Effective Time to occur prior to the Outside Date. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 5.12, Parent shall not be required to take any actions in connection with, or agree to, any hold separate order, sale, divestiture, or disposition of plants, assets and businesses of Parent and its Subsidiaries or the Company and its Subsidiaries that accounted in the aggregate for more than $60,000,000 of the combined sales of Parent and the Company in fiscal year 1999. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and, in the case of Parent, its General Counsel (provided that the General Counsel of Parent enter into an agreement with the Company covenanting that he will not disclose any such competitively sensitive material to employees, officers or directors of Parent or its subsidiaries unless express permission is obtained in advance from the Company) and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

     SECTION 5.13. Directors' and Officers' Indemnification. (a) The indemnification provisions of the Amended and Restated Articles of Incorporation or Code of By-Laws of the Company as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company relating to service prior to Effective Time. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 5.13 without limit as to time.

     (b) After the Effective Time for a period of six years from the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement to the extent that any such Indemnified Party is indemnified by the Company pursuant to the Amended and Restated Articles of Incorporation or Code of By-Laws of the Company, any other indemnification arrangement, the IBCL or otherwise existing immediately prior to the Effective Time.

     (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, however, that Parent shall not be required to expend in any year an amount in excess of 250% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy reasonably determined by Parent to have the greatest coverage available for a cost not exceeding such amount.

     (d) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.13.

     (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Amended and Restated Articles of Incorporation or Code of By-Laws of the Company, any other indemnification arrangement, the IBCL or otherwise. The provisions of this Section 5.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     SECTION 5.14. State Takeover Laws. The Board of Directors of the Company shall, upon the request of Parent, adopt such resolutions as may be necessary to render any applicable state anti-takeover law inapplicable to the Merger, this Agreement and the transactions contemplated hereby.

     SECTION 5.15. Employee Stock Purchase Plan. The Company shall ensure that no purchases may be made under the ESPP after the Effective Time.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                    (a)this Agreement and the Merger shall have been adopted by the requisite vote of the shareholders of the Company in accordance with IBCL (the "Company Shareholder Approval");

                    (b) (i) the Company Statutory Approvals and the Parent
               Statutory Approvals shall have been obtained and (ii) no provision of any applicable domestic (whether federal, state or local) or foreign law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger (each party agreeing to use its reasonable best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted), except in the case of (i) or (ii) for any approval the failure of which to obtain or any law or regulation the violation of which would not, singly or in the aggregate, reasonably be expected to (i) have a Parent Material Adverse Effect (after giving effect to the Merger) or (ii) result in a criminal violation (other than a misdemeanor the only penalty for which is a monetary fine); and

                    (c) the waiting period applicable to consummation of the
               Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.02. Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

                    (a) Parent and Merger Sub shall have performed their
               agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date, which shall be true and correct as of such earlier date), except for such failures to perform or to be true and correct (without giving effect to any qualification in such representations and warranties relating to Parent Material Adverse Effect or knowledge or, except for any representation and warranty that calls for a list, materiality) that would not reasonably be expected to have a Parent Material Adverse Effect, and the Company shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Parent and of the Chief

               Executive Officer, the President or a Vice President of Merger Sub to that effect.

     SECTION 6.03. Conditions to Obligations of Parent and Subsidiary to Effect the Merger. Unless waived by Parent and Merger Sub, the obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

                    (a) the Company shall have performed its agreements
               contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made at and as of such date (except to the extent that such representations and warranties speak as of an earlier date, which shall be true and correct as of such earlier date), except for such failures to perform and to be true and correct (without giving effect to any qualification in such representations and warranties relating to Company Material Adverse Effect or knowledge or, except for any representation and warranty that calls for a list, materiality) that would not reasonably be expected to have a Company Material Adverse Effect, and Parent shall have received a Certificate of the Chief Executive Officer, the President or a Vice President of the Company to that effect; and

                    (b) all Company Third Party Approvals shall have been
               obtained, except for approvals the failure of which to obtain would not, singly or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                    (c) since the date hereof, there shall not have occurred any
               Company Material Adverse Effect except for the matters disclosed on the Company Disclosure Schedule.

                                  ARTICLE VII

                                  TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

                    (a) by mutual written consent of the Company and Parent;

                    (b) by either the Company or Parent, if the Merger has not been consummated by June 30, 2001; provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date;

                    (c) by either the Company or Parent if any judgment,
               injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable and was not entered at the request of the terminating party;

                    (d) by either the Company or Parent, if (x) there has been an uncurable breach by the other party of any representation or warranty contained in this Agreement which would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or (y) there has been an uncurable breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be;

                    (e) by the Company, if any person shall have made a bona
               fide written offer for an Acquisition Transaction provided that the Board of Directors determines in good faith (I) that such Acquisition Transaction is a Superior Proposal and (II) that, based upon the advice of outside counsel, failure to take such action would likely violate its fiduciary duties under applicable law; provided, however, that (i) not less than four business days prior to such termination the Company shall notify Parent of its intention to terminate this Agreement pursuant to this Section 7.01(e) and (ii) to the extent reasonably requested by Parent, shall cause its respective financial and legal advisors to negotiate during such four-business-day period with Parent concerning adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on adjusted terms, and (iii) if Parent makes a bona fide written offer of any such adjustments prior to the expiration of such four-business-day period, the Board of Directors of the Company concludes in good faith that the transactions contemplated herein on such adjusted terms are not more favorable to the shareholders of the Company than such offer; provided, further, that any termination under this Section 7.01(e) shall not be effective until the Company has made payment of any fee required by Section 5.11(b).

                    (f) by the Parent, if the Board of Directors of the Company
               shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended in any material respects its approval or recommendation of the Merger and this Agreement to the Company's shareholders; or

                    (g) by Parent or the Company if the shareholders of the
               Company fail to approve the Merger after a vote is taken at a duly held meeting of the Company's shareholders called for such purpose or any adjournment or postponement thereof.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in this section, in the second sentence Section 5.04 and in Sections 5.11 and 8.05, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement, except that the payment of any fee pursuant to Section 5.11(b) shall be liquidated damages and shall discharge any liability of the payer thereof relating to this Agreement.

     SECTION 8.02. Non-Survival of Representations and Warranties. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

     SECTION 8.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  If to Parent or Merger Sub, to:

                  The Valspar Corporation
                  1101 South Third Street
                  Minneapolis, Minnesota 55415
                  Attention:  General Counsel
                  Facsimile:  (612) 375-7313

             (b)  With copies to:

                  Dorsey & Whitney LLP
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402
                  Attention:  Jay L. Swanson, Esq.
                  Facsimile: (612) 340-8738

             (c)  If to the Company, to:

                  Lilly Industries, Inc.
                  200 West 103rd Street
                  Indianapolis, Indiana
                  Attention:  Chief Financial Officer
                  Facsimile: (312) 814-8710

             (d)  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019-6150
                  Attention:  Steven A. Cohen, Esq.
                  Facsimile:  (212) 403-2000

     SECTION 8.04. Interpretation. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the top five executive officers of the Company or the executive officers of Parent, as the case may be, or the knowledge of a prudent person acting in such capacity, (iii) "subsidiary" means, with respect to any person, any corporation which such person has, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through ownership of voting securities, by contract or otherwise, (iv) "affiliate" has the meaning set forth in Rule 405 of the SEC,
(v) "person" means any individual, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, state, trust, association, organization or other entity of any kind or nature, and (vi) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (b) "Company Material Adverse Effect" means any effect that is materially adverse to the business, properties, operations, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any effect relating to (1) the economy or financial markets in general or the industries in which the Company operates in general, or (2) the announcement or pendency of the Merger. For purposes of determining whether any fact or circumstance involves a material adverse effect on the results of operations of a party, any special transaction charges, costs or expenses incurred by such party as a result of the consummation of transactions contemplated by this Agreement shall not be considered.

     SECTION 8.05. Miscellaneous. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly-owned subsidiary of Parent subject to the terms of this Agreement. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

     SECTION 8.06. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.07. Amendments; Extensions. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 8.08. Entire Agreement. This Agreement, the Confidentiality Agreement and the Joint Defense Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 5.13, which is intended for the benefit of the Company's former and present officers, directors, employees and agents, and the provisions of Articles I and II, which are intended for the benefit of the Company's shareholders, including holders of Options, in the event of consummation of the Merger.

     SECTION 8.09. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 8.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    LILLY INDUSTRIES, INC.


                                    By:    /s/  Douglas W. Huemme
                                          --------------------------------
                                    Name:   Douglas W. Huemme
                                    Title:  Chairman and
                                    Chief Executive Officer


                                    THE VALSPAR CORPORATION


                                    By:    /s/  Rolf Engh
                                          --------------------------------
                                    Name:   Rolf Engh
                                    Title:  Senior Vice President


                                    VAL ACQUISITION CORP.


                                    By:    /s/  Rolf Engh
                                          --------------------------------
                                    Name:   Rolf Engh
                                    Title:  Senior Vice President

                                                                      APPENDIX B


                      [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]


                                  June 23, 2000

Board of Directors
Lilly Industries, Inc.
200 West 103rd Street
Indianapolis, IN  46290

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the shareholders of Lilly Industries, Inc. (the "Company") of the consideration to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 2000 (the "Merger Agreement"), between the Company, Valspar Corporation ("Parent") and Val Acquisition Corp., a wholly owned subsidiary of Parent ("Sub"). The Merger Agreement provides for, among other things, a merger of Sub with and into the Company (the "Merger") pursuant to which each outstanding share of the Company's Class A Common Stock, without par value (the "Class A Common Stock") and the Company's Class B Common Stock, without par value (the "Class B Common Stock" and together with the Class A Common Stock the "Shares") (other than any such shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries) will be converted into $31.75 in cash. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed a draft of the Merger Agreement, and for purposes hereof, we have assumed that the final form of this document will not differ in any material respect from the draft provided to us. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company to review and discuss such information and, among other matters, each of the Company's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its respective businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the coatings industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of certain cost savings and other operating efficiencies expected to result from consummation of the Merger), and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts, analyses and estimates or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Merger will not have an adverse impact on the Company or on the anticipated benefits of the Merger, and we have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

     In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as financial advisor to the Company in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

     Our opinion addresses only the fairness from a financial point of view to the shareholders of the Company of the consideration to be received by such shareholders pursuant to the Merger Agreement, and we do not express any views on any other term of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger, and except for inclusion in its entirety in any registration statement or proxy statement required to be circulated to shareholders of the Company relating to the Merger, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder or as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the $31.75 per Share cash consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair to the shareholders of the Company from a financial point of view.

                                Very truly yours,

                                WASSERSTEIN PERELLA & CO., INC.

                                                                      APPENDIX C


                                   CHAPTER 44
                               DISSENTERS' RIGHTS

     23-1-44-1 "CORPORATION".--As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     23-1-44-2 "DISSENTER".--As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

     23-1-44-3 "FAIR VALUE".--As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     23-1-44-4 "INTEREST".--As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     23-1-44-5 "RECORD SHAREHOLDER".--As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or in a disclosure procedure established under IC 23-1-30-4.

     23-1-44-6 "BENEFICIAL SHAREHOLDER".--As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     23-1-44-7 "SHAREHOLDER".--As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

     23-1-44-8 WHEN SHAREHOLDER MAY DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (1) Consummation of a plan of merger to which the corporation is a party if:

     (A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

     (B)  the shareholder is entitled to vote on the merger.

     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale.

     (4) The approval of a control share acquisition under IC 23-1-42.

     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

     (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

     (1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

     (2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets--National Market Issues or a similar market.

     (c) A shareholder:

     (1) who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

     (2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

     23-1-44-9 DISSENTERS' RIGHTS WITH RESPECT TO FEWER THAN ALL SHARES REGISTERED IN SHAREHOLDER'S NAME.--(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares on the shareholder's behalf only if:

     (1) the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (2) the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

     23-1-44-10 NOTICE OF PROPOSED ACTION CREATING DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

     (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

     23-1-44-11 NOTICE OF SHAREHOLDER'S INTENT TO ASSERT DISSENTERS' RIGHTS.--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

     (1) must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

     (2) must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

     23-1-44-12 DISSENTERS' NOTICE.--(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 11 of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

     (1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

     (5) be accompanied by a copy of this chapter.

     23-1-44-13 DEMAND.--(a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action,

     23-1-44-14 TRANSFER OF UNCERTIFICATED SHARES.--(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     23-1-44-15 PAYMENT OF FAIR VALUE.--(a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

     (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) a statement of the corporation's estimate of the fair value of the shares; and

     (3) a statement of the dissenter's right to demand payment under section 18 of this chapter.

     23-1-44-16 RETURN OF DEPOSITED CERTIFICATES--RELEASE OF TRANSFER RESTRICTIONS.--(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

     23-1-44-17 WITHHOLDING PAYMENT.--(a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to the shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

     23-1-44-18 DISSENTERS' ESTIMATE.--(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less and payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

     (1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

     (2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

     (3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

     23-1-44-19 APPRAISAL PROCEEDING.--(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty
(60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery lights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

     (1) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

     (2) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

     23-1-44-20 DETERMINATION OF COSTS OF APPRAISAL PROCEEDING.--(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

     (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                   DETACH HERE


PROXY                LILLY INDUSTRIES, INC. CLASS A STOCK                 PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING ON [    ], 2000

     The undersigned appoints JOHN C. ELBIN and WILLIAM C. DORRIS, or either of them, with full power of substitution, as proxies to vote all shares of Class A Stock held by the undersigned at the Special Meeting of Shareholders of Lilly Industries, Inc. to be held at the Corporate Headquarters of Lilly Industries, Inc., located at 200 West 103rd Street, Indianapolis, Indiana, at 10:00 a.m.,
local time, on [     ], 2000, and at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR item 1.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                   DETACH HERE


(CONTINUED FROM THE OTHER SIDE)


MARK THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

1. Proposal to approve the Agreement and Plan of Merger, dated as of June 23, 2000, among Lilly Industries, The Valspar Corporation and a wholly owned subsidiary of Valspar, pursuant to which the subsidiary will be merged into Lilly Industries and each share of Class A and Class B common stock of Lilly Industries outstanding immediately prior to the merger (other than shares held by Lilly Industries, Valspar or their respective subsidiaries, which will be canceled) will be converted into the right to receive $31.75 in cash, without interest.

   [ ]  FOR      [ ]  AGAINST        [ ]  ABSTAIN

                                                DATED:                  , 2000
                                                       -----------------

                                                --------------------------------

                                                --------------------------------

                                                SIGNATURE(S)
                                                PLEASE SIGN EXACTLY AS YOUR NAME
                                                APPEARS. JOINT OWNERS SHOULD
                                                EACH SIGN PERSONALLY. WHERE
                                                APPLICABLE, INDICATE YOUR
                                                OFFICIAL POSITION OR
                                                REPRESENTATION CAPACITY.

                                   DETACH HERE


PROXY                LILLY INDUSTRIES, INC. CLASS B STOCK                PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING ON [    ], 2000

     The undersigned appoints DOUGLAS W. HUEMME and ROBERT A. TAYLOR, or either of them, with full power of substitution, as proxies to vote all shares of Class B Stock held by the undersigned at the Special Meeting of Shareholders of Lilly Industries, Inc. to be held at the Corporate Headquarters of Lilly Industries, Inc., located at 200 West 103rd Street, Indianapolis, Indiana, at 10:00 a.m.,
local time, on [    ], 2000, and at any adjournment thereof.

      Unless otherwise marked, this proxy will be voted FOR item 1.

               PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                   DETACH HERE


(CONTINUED FROM THE OTHER SIDE)


MARK THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

1. Proposal to approve the Agreement and Plan of Merger, dated as of June 23, 2000, among Lilly Industries, The Valspar Corporation and a wholly owned subsidiary of Valspar, pursuant to which the subsidiary will be merged into Lilly Industries and each share of Class A and Class B common stock of Lilly Industries outstanding immediately prior to the merger (other than shares held by Lilly Industries, Valspar or their respective subsidiaries, which will be canceled) will be converted into the right to receive $31.75 in cash, without interest.

   [ ]  FOR      [ ]  AGAINST        [ ]  ABSTAIN



                                                DATED:                  , 2000
                                                       -----------------

                                                --------------------------------

                                                --------------------------------

                                                SIGNATURE(S)
                                                PLEASE SIGN EXACTLY AS YOUR NAME
                                                APPEARS. JOINT OWNERS SHOULD
                                                EACH SIGN PERSONALLY. WHERE
                                                APPLICABLE, INDICATE YOUR
                                                OFFICIAL POSITION OR
                                                REPRESENTATION CAPACITY.